Filed pursuant to Rule 424(b)(5)
Registration No. 333-117531

PROSPECTUS SUPPLEMENT

(To prospectus dated August 12, 2004)

$50,000,000

D.R. Horton, Inc.

4.875% Senior Notes due 2010

          The notes will bear interest at the rate of 4.875% per year. Interest on the notes is payable on January 15 and July 15 of each year, beginning on January 15, 2005. The notes will mature on January 15, 2010.

      We may redeem some or all of the notes at any time prior to maturity at the redemption prices set forth in this prospectus supplement under “Description of Notes — Optional Redemption.”

      The notes will be unsecured, senior obligations of our company and will rank equally with all of our existing and future unsecured and unsubordinated senior indebtedness, including our revolving credit facility.

      All of our existing and future restricted subsidiaries will guarantee the notes. The guarantees will be unsecured and will rank equally with all existing and future unsecured and unsubordinated indebtedness of the guarantors, including their guarantees of our credit facility.

      The notes constitute a further issuance of our 4.875% senior notes due 2010 to be issued on October 15, 2004 in the aggregate principal amount of $200,000,000 pursuant to a prospectus supplement dated October 7, 2004. The notes offered by this prospectus supplement form a single class and series with, will have the same CUSIP number as, and will trade interchangeably with, those other notes immediately upon settlement. Upon completion of this offering, $250,000,000 in aggregate principal amount of our 4.875% senior notes due 2010 will be outstanding.

       Investing in the notes involves risks. See “Risk Factors” beginning on page S-8.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The underwriter has agreed to purchase the notes from us at 99.527% of the principal amount of the notes. We will receive total proceeds of $49,763,500 (before deducting expenses). The underwriter proposes to offer the notes from time to time for sale in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale.

      The underwriter expects to deliver the notes to purchasers on or about October 15, 2004.

Citigroup

October 8, 2004

      You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

i

INCORPORATION BY REFERENCE

      The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, except for any information that is superseded by information that is included directly in this document.

      This prospectus supplement and the accompanying prospectus incorporate by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this document. These documents contain important information about us and our business, prospects and financial condition.

Filing	Period or date filed

Annual Report on Form 10-K	Year ended September 30, 2003
Quarterly Reports on Form 10-Q	Quarter ended December 31, 2003
Quarter ended March 31, 2004
Quarter ended June 30, 2004
Current Reports on Form 8-K	January 12, 2004
February 13, 2004
March 30, 2004
June 18, 2004
July 9, 2004
September 17, 2004

Pages 3 through 9 under the caption “Election of Directors,” pages 12 and 13 under the caption “Beneficial Ownership of Common Stock,” pages 14 through 17 under the caption “Executive Compensation,” through the caption “— Compensation Committee Interlocks and Insider Participation,” pages 24 and 25 under the caption “Independent Public Auditors — Audit Fees and All Other Fees,” and page 25 under the caption “Section 16(a) Beneficial Ownership Reporting Compliance,” contained in our Proxy Statement relating to our January 29, 2004 annual meeting of stockholders and incorporated into our Annual Report on Form 10-K.

      We also incorporate by reference any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of this offering of notes. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this prospectus supplement), as well as proxy statements (other than information identified therein as not incorporated by reference). You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus supplement. The information that we file later with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the termination of this offering will automatically update and supersede previous information included or incorporated by reference in this prospectus supplement.

      You can obtain any of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this prospectus supplement. You can obtain documents incorporated by reference in this prospectus supplement and the accompanying prospectus by requesting them in writing or by telephone from us at the following address:

Investor Relations

D.R. Horton, Inc.
1901 Ascension Boulevard
Suite 100
Arlington, Texas 76006
(817) 856-8200, ext. 1562

ii

FORWARD-LOOKING STATEMENTS

      The statements contained in this prospectus supplement and the information incorporated by reference into this prospectus supplement and the accompanying prospectus include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs as well as assumptions made by, and information currently available to, management. These forward-looking statements typically include the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or other words of similar meaning. These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results to differ materially from the expectations or results we discuss in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to:

•	changes in general economic, real estate and business conditions;

•	changes in interest rates and the availability of mortgage financing;

•	governmental regulations and environmental matters;

•	our substantial debt;

•	competitive conditions within our industry;

•	the availability of capital; and

•	our ability to effect our growth strategies successfully.

      We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in additional documents incorporated into this prospectus by reference should be consulted.

      For further factors you should consider, please refer to the “Risk Factors” section beginning on page S-8 of this prospectus supplement and the Management’s Discussion and Analysis of Financial Condition and Results of Operations section in our annual report on Form 10-K for the year ended September 30, 2003 and in our quarterly reports on Form 10-Q for the quarters ended December 31, 2003, March 31, 2004 and June 30, 2004.

iii

SUMMARY

      This is only a summary of the offering. To fully understand an investment in the notes, you must consider this prospectus supplement, the accompanying prospectus and the detailed information incorporated into them by reference, including the financial statements and their accompanying notes. Unless the context otherwise requires, the terms “D.R. Horton,” the “Company,” “we” and “our” refer to D.R. Horton, Inc., a Delaware corporation, and its predecessors and subsidiaries.

      We are a national homebuilder. We construct and sell single-family homes in metropolitan areas of the Mid-Atlantic, Midwest, Southeast, Southwest and West regions of the United States. We offer high quality homes, designed principally for first-time and move-up home buyers. Our homes generally range in size from 1,000 to 5,000 square feet and range in price from $80,000 to $900,000. For the year ended September 30, 2003, we closed 35,934 homes with an average closing sales price approximating $231,900. For the nine months ended June 30, 2004, we closed 30,115 homes with an average closing sales price approximating $235,100.

      We are one of the largest and most geographically diversified homebuilders in the United States, with operating divisions in 21 states and 51 markets. The markets we operate in include: Albuquerque, Atlanta, Austin, Baltimore, Bend (Oregon), Birmingham, Charleston, Charlotte, Chicago, Colorado Springs, Columbia, Dallas, Denver, Fort Collins, Fort Myers/ Naples, Fort Worth, Greensboro, Greenville, Hawaii, Hilton Head, Houston, Inland Empire (Southern California), Jacksonville, Killeen (Texas), Laredo (Texas), Las Vegas, Los Angeles, Maryland-D.C., Miami/ West Palm Beach, Minneapolis/ St. Paul, Myrtle Beach, New Jersey, Oakland, Orange County, Orlando, Philadelphia, Phoenix, Portland, Raleigh/ Durham, Rio Grande Valley (Texas), Sacramento, Savannah, Salt Lake City, San Antonio, San Diego, San Francisco, Seattle/ Tacoma, Tampa, Tucson, Ventura County, and Virginia-D.C.

      Our financial reporting segments consist of homebuilding and financial services. Our homebuilding operations are a substantial part of our business, comprising approximately 98% of consolidated revenues for the year ended September 30, 2003 and for the nine months ended June 30, 2004, and approximately 91% and 94% of our consolidated income before income taxes for the year ended September 30, 2003 and for the nine months ended June 30, 2004, respectively. Our homebuilding operations segment generates the majority of its revenues from the sale of completed homes with a lesser amount from the sale of land and lots. Our financial services segment generates its revenues from originating and selling mortgages and collecting fees for title insurance and closing services. Financial information, including revenue, pre-tax income and identifiable assets, for both of our reporting segments is included in our consolidated financial statements.

      Donald R. Horton began our homebuilding business in 1978. In 1991 we were incorporated in Delaware to acquire the assets and businesses of our predecessor companies which were residential home construction and development companies owned or controlled by Mr. Horton. Since July 1993, we have acquired 17 other homebuilding companies. Our acquisitions have strengthened our market position in existing markets and expanded our geographic presence and product offerings in other markets.

      Our principal executive offices are at 1901 Ascension Blvd., Suite 100, Arlington, Texas 76006, our telephone number is (817) 856-8200, and our Internet website address is www.drhorton.com. Information on our Internet website is not part of this prospectus supplement.

Recent Developments

Recent Sales Orders

      For the fiscal quarter ended September 30, 2004, our net new sales orders increased 17% to $2.8 billion (11,105 homes), compared to $2.4 billion (10,114 homes) for the same quarter of fiscal 2003. For the fiscal year ended September 30, 2004, our net new sales orders increased 24% to $11.4 billion (45,263 homes), compared to $9.2 billion (38,725 homes) for fiscal year 2003.

Issuance of 5.625% Senior Notes Due 2014

      On September 21, 2004, we issued $250,000,000 aggregate principal amount of our 5.625% senior notes due 2014. The notes are unsecured and rank equally with all of our existing and future unsecured and unsubordinated obligations, including the notes being offered by this prospectus supplement. The net proceeds from the September offering were used to reduce borrowings under our revolving credit facility.

New Headquarters Lease

      In August 2004, we signed a 10-year lease to occupy eight floors, with an option for two additional floors, in the 38-story City Center Tower II, 301 Commerce St., Fort Worth, Texas. We expect to move our headquarters to the new office space in the first calendar quarter of 2005, and the building will be known as the D.R. Horton Tower.

The Offering

Issuer	D.R. Horton, Inc., a Delaware corporation.

The Notes	$50 million aggregate principal amount of 4.875% senior notes due 2010.

Aggregate Amount of Series	$250 million aggregate principal amount, including $200 million in aggregate principal amount of notes to be issued on October 15, 2004 pursuant to a prospectus supplement dated October 7, 2004.

Maturity	January 15, 2010.

Payment of Interest	Interest will accrue from October 15, 2004 and will be payable semi-annually on each January 15 and July 15, commencing January 15, 2005.

Optional Redemption	We may, at our option, redeem the notes in whole or in part at any time at a redemption price equal to the greater of (1) 100% of the principal amount of the notes being redeemed or (2) the sum of the present values of the remaining scheduled payment of principal and interest on the notes being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury rate plus 25 basis points, plus, in each case, accrued and unpaid interest on the notes to the redemption date. See “Description of Notes — Optional Redemption.”

Guarantees	Each guarantor is our wholly owned subsidiary that is a restricted subsidiary under the supplemental indenture for these notes. However, not all of our wholly owned subsidiaries are guarantors of these notes. The guarantors do not include our subsidiaries that are engaged in the financial services segment. If we cannot make payments on the notes when they are due, the guarantor subsidiaries must make them.

Ranking	These notes are our general obligations and will not be secured by any collateral. Your right to payment under these notes will be:

• junior to the rights of our secured creditors to the extent of the value of their security in our assets;

• equal with the rights of creditors under our other unsecured unsubordinated debt, including our revolving credit facility; and

• senior to the rights of creditors under our debt that is expressly subordinated to these notes.

The guarantees of our existing and future restricted subsidiaries will also not be secured by any collateral. Your right to payment under any guarantee will be:

• junior to the rights of secured creditors to the extent of their security in the guarantors’ assets;

• equal with the rights of creditors under the guarantors’ other unsecured unsubordinated debt, including the guarantors’ guarantees of our revolving credit facility; and

• senior to the rights of creditors under the guarantors’ debt that is expressly subordinated to the guarantees.

At June 30, 2004, assuming we had completed the offerings of notes in an aggregate principal amount of $250 million, our July 2004 issuance of our 6.125% senior notes due 2014, and our September 2004 issuance of our 5.625% senior notes due 2014 on that date and the net proceeds of our July 2004 and September 2004 issuances were used to reduce borrowings under our revolving credit facility, D.R. Horton, Inc. and the guarantors would have had approximately $3,271.5 million of debt outstanding, including the notes being offered by this prospectus supplement. Of this debt, $90.2 million would have been secured debt, $2,681.3 million would have been unsubordinated unsecured debt that ranked equally with the notes being offered by this prospectus supplement, and $500.0 million would have been subordinated to these notes. In addition, at such date, our non-guarantor subsidiaries had approximately $315.8 million of debt outstanding.

Certain Covenants	We will issue the notes under an indenture as supplemented by a supplemental indenture (the “indenture”). The indenture, among other things, restricts our ability and the ability of our restricted subsidiaries to:

• use assets as security in other transactions;

• engage in sale and leaseback transactions; and

• engage in mergers, consolidations or sales of all or substantially all of our assets.

These covenants are subject to important exceptions and qualifications, which are described in the section “Description of Notes” under the heading “Certain Covenants.”

Use of Proceeds	We intend to use the proceeds from the offering for general corporate purposes. For more details, see the section “Use of Proceeds.”

Summary Consolidated Financial Information and Operating Data

      The following summary consolidated financial information for the five years ended September 30, 2003, is derived from our audited consolidated financial statements. The following summary consolidated financial information for the nine months ended June 30, 2003 and 2004, is derived from our unaudited consolidated financial statements. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information incorporated by reference in this prospectus supplement. These historical results are not necessarily indicative of the results to be expected in the future.

						Nine Months Ended
	Fiscal years ended September 30,					June 30,

	1999	2000	2001	2002	2003	2003	2004

	(In millions, except ratios, per share amounts and number of homes)
Income statement data(1):
Revenues:
Homebuilding	$3,119.0	$3,604.2	$4,383.6	$6,625.2	$8,552.1	$5,742.2	$7,198.5
Financial services	37.3	49.5	72.0	113.6	176.0	123.6	131.7
Gross profit — homebuilding	570.5	663.1	856.4	1,260.8	1,746.3	1,150.5	1,636.1
Income before income taxes:
Homebuilding	250.7	294.5	380.8	591.1	914.7	570.9	960.5
Financial services	13.1	14.7	27.0	56.4	93.4	65.1	56.6
Income before cumulative effect of change in accounting principle	159.8	191.7	254.9	404.7	626.0	395.2	625.5
Cumulative effect of change in accounting principle, net of income taxes(2)	—	—	2.1	—	—	—	—
Net income(3)	159.8	191.7	257.0	404.7	626.0	395.2	625.5
Income before cumulative effect of change in accounting principle per share(4):
Basic	0.94	1.14	1.50	2.01	2.81	1.80	2.69
Diluted	0.92	1.13	1.47	1.91	2.73	1.74	2.64
Net income per share(4):
Basic	0.94	1.14	1.51	2.01	2.81	1.80	2.69
Diluted	0.92	1.13	1.48	1.91	2.73	1.74	2.64
Selected operating data(1):
Gross profit margin — homebuilding	18.3%	18.4%	19.5%	19.0%	20.4%	20.0%	22.7%
Number of homes closed	18,395	19,144	21,371	29,761	35,934	24,407	30,115
New sales orders, net (homes)(5)	18,911	19,223	22,179	31,491	38,725	28,611	34,158
New sales orders, net ($ value)(5)	$3,266.2	$3,676.4	$4,502.6	$6,885.9	$9,162.3	$6,756.3	$8,583.8
Sales backlog at end of period (homes)(6)	7,309	7,388	9,263	12,697	15,488	16,901	19,531
Sales backlog at end of period ($ value)(6)	$1,356.5	$1,536.9	$1,933.8	$2,825.2	$3,653.4	$4,028.4	$5,156.5
Other financial data(1):
Interest expensed:
Expensed directly	$16.5	$15.8	$14.1	$11.5	$12.6	$7.3	$7.3
Amortized to cost of sales	58.2	69.6	91.4	136.1	219.4	144.7	173.1
Provision for income taxes	104.0	117.5	152.9	242.8	382.2	240.8	391.6
Depreciation and amortization	20.3	22.0	31.2	32.8	41.8	30.0	34.4
Interest incurred(7)	81.0	110.0	136.3	204.3	246.9	184.6	181.7

	As of September 30,					As of June 30,

	1999	2000	2001	2002	2003	2003	2004

						(In millions)
Balance sheet data(1):
Inventories	$1,866.1	$2,191.0	$2,804.4	$4,343.1	$5,082.3	$4,997.3	$6,383.2
Total assets	2,361.8	2,694.6	3,652.2	6,017.5	7,279.4	6,916.1	8,202.4
Notes payable	1,190.6	1,344.4	1,884.3	2,878.3	2,963.1	3,081.0	3,318.8
Stockholders’ equity	797.6	969.6	1,250.2	2,269.9	3,031.3	2,835.3	3,625.0

(1)	On February 21, 2002, we acquired Schuler Homes in a merger. The total merger consideration consisted of 20,079,532 shares of D.R. Horton common stock, valued at $30.93 per share; $168.7 million in cash; $802.2 million of assumed Schuler debt, $238.2 million of which was paid at closing; $218.7 million of assumed trade payables and other liabilities; and $10.8 million of assumed obligations to the Schuler entities’ minority interest holders.

(2)	On October 1, 2000, we adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS #133) as amended by SFAS #137 and #138. Accordingly, the fair market value of our interest rate swaps, which were not designated as hedges under SFAS #133, was recorded, net of applicable income taxes, as a cumulative effect of a change in accounting principle.

(3)	Beginning in fiscal 2002, pursuant to our adoption of Statement of Financial Accounting Standards No. 142, we no longer amortize goodwill, but test it for impairment annually. If we had not amortized goodwill in fiscal 1999, 2000 and 2001, reported net income and diluted net income per share (before cumulative effect of change in accounting principle and adjusted for the three-for-two common stock split, effected as a 50% stock dividend and paid on January 12, 2004) would have been:

	Net income			Diluted net income per share

			Before			Before
	Originally		goodwill	Originally		goodwill
	reported	Increase	amortization	reported	Increase	amortization

	(In millions)
1999	$159.8	$5.8	$165.6	$0.92	$0.03	$0.95
2000	191.7	5.1	196.8	1.13	0.03	1.16
2001	254.9	6.0	260.9	1.47	0.04	1.51

(4)	Per share amounts have been adjusted to reflect the effects of the 9% and 11% stock dividends of September 2000 and March 2001 and the three-for-two stock splits as of April 2002 and January 2004.

(5)	Represents homes placed under contract during the period, net of cancellations.

(6)	Represents homes under contract but not yet closed at the end of the period, some of which are subject to contingencies, including mortgage loan approval. In the past, our backlog has been a reliable indicator of future closings, but we cannot assure you that homes subject to pending sales contracts will close.

(7)	Interest incurred consists of all interest costs, whether expensed or capitalized, including amortization of debt issuance costs, if applicable.

Ratio of Earnings to Fixed Charges

      The following table sets forth our ratio of earnings to fixed charges for the five years ended September 30, 2003 and the nine months ended June 30, 2004:

	Year ended September 30,
						Nine Months Ended
	1999	2000	2001	2002	2003	June 30, 2004

Ratio	4.10	3.52	3.69	3.81	4.95	6.44

      For purposes of computing the ratio of earnings to fixed charges, earnings consist of income, including distributions received from equity investments, before income taxes, cumulative effect of a change in accounting principle, interest expensed, interest amortized to cost of sales and income attributable to minority interests. Fixed charges consist of interest incurred, whether expensed or capitalized, including amortization of debt issuance costs, if applicable, and the portion of rent expense deemed to represent interest.

RISK FACTORS

      Before purchasing these notes, you should consider all of the information set forth in this prospectus supplement, the accompanying prospectus, and the information incorporated by reference. In particular, you should evaluate the risk factors set forth below.

Risks Relating To Our Business

Because of the cyclical nature of our industry, future changes in general economic, real estate construction or other business conditions could adversely affect our business.

      Cyclical Industry. The homebuilding industry is cyclical and is significantly affected by changes in general and local economic conditions, such as:

•	employment levels;

•	availability of financing for home buyers;

•	interest rates;

•	consumer confidence; and

•	housing demand.

      These may occur on a national scale or may affect some of the regions in which we operate more than others.

      An oversupply of alternatives to new homes, such as rental properties and used homes, could depress new home prices and reduce our margins on the sales of new homes.

      Risks Related to National Security. Continued military deployments in the Middle East and other overseas regions, terrorist attacks, other acts of violence or threats to national security, and any corresponding response by the United States or others, or related domestic or international instability, may adversely affect general economic conditions or cause a slowdown of the national economy, which in turn could adversely affect our business.

      Inventory Risks. Inventory risks can be substantial for our homebuilding business. We must continuously seek and make acquisitions of land for expansion into new markets and for replacement and expansion of land inventory within our current markets. The risks inherent in purchasing and developing land increase as consumer demand for housing decreases. Thus, we may have bought and developed land on which we cannot build and sell homes. The market value of undeveloped land, building lots and housing inventories can fluctuate significantly as a result of changing market conditions. We cannot assure you that the measures we employ to manage inventory risks and costs will be successful.

      In addition, inventory carrying costs can be significant and can result in losses in a poorly performing project or market. In the event of significant changes in economic or market conditions, we may have to sell homes at a loss.

      Supply Risks. The homebuilding industry has from time to time experienced significant difficulties, including:

•	shortages of qualified trades people;

•	reliance on local subcontractors, who may be inadequately capitalized;

•	shortages of materials; and

•	volatile increases in the cost of materials, particularly increases in the price of lumber, drywall and cement, which are significant components of home construction costs.

      Risks from Nature. Weather conditions and natural disasters, such as hurricanes, tornadoes, earthquakes, volcanic activity, droughts, floods and wildfires, can harm our homebuilding business. The climates and geology of many of the states in which we operate, including California, Florida, Georgia, Hawaii, North Carolina, Oregon, South Carolina, Texas and Washington, present increased risks of natural disaster.

      As a result of all of the foregoing, in the future, potential customers may be less willing or able to buy our homes, or we may take longer or incur more costs to build them. We may not be able to recapture increased costs by raising prices in many cases because we fix our prices up to six months in advance of delivery by signing home sales contracts. In addition, some home buyers may cancel or not honor their home sales contracts altogether.

Future increases in interest rates or reductions in mortgage availability could prevent potential customers from buying our homes which could adversely affect our business.

      Most of our customers finance their home purchases through lenders providing mortgage financing. Increases in interest rates or decreases in availability of mortgage financing could depress the market for new homes because of the increased monthly mortgage costs to potential home buyers. Even if potential customers do not need financing, changes in interest rates and mortgage availability could make it harder for them to sell their current homes to potential buyers who need financing. This could adversely affect sales of our homes, which could adversely affect our financial results.

      In addition, we believe that the availability of FHA and VA mortgage financing is an important factor in marketing many of our homes. We also believe that the liquidity provided by Fannie Mae and Freddie Mac to the mortgage industry is important to the housing market. Any limitations or restrictions on the availability of such financing or on such liquidity could adversely affect our sales.

Governmental regulations could increase the cost and limit the availability of our development and homebuilding projects which could adversely affect our business.

      We are subject to extensive and complex regulations that affect land development and home construction, including zoning, density restrictions and building standards. These regulations often provide broad discretion to the administering governmental authorities as to the conditions we must meet prior to being approved, if approved at all. We are subject to determinations by these authorities as to the adequacy of water or sewage facilities, roads or other local services. These can delay or increase the costs of development or homebuilding.

      New housing developments may be subject to various assessments for schools, parks, streets and other public improvements. These can cause an increase in the effective prices for our homes. In addition, increases in property tax rates by local governmental authorities, as recently experienced in response to reduced federal and state funding, can adversely affect the ability of potential customers to obtain financing or their desire to purchase new homes.

      We also are subject to a variety of local, state and federal laws and regulations concerning protection of the environment. These environmental laws may result in delays, may cause us to incur substantial compliance and other costs, and can prohibit or severely restrict development and homebuilding activity in environmentally sensitive regions or areas.

      Our financial services operations are also subject to numerous federal, state and local laws and regulations. These include eligibility requirements for participation in federal loan programs and compliance with consumer lending and similar requirements. These may limit our ability to provide mortgage financing or title services to potential purchasers of our homes.

Our substantial debt could adversely affect our financial condition.

      We have a significant amount of debt. As of June 30, 2004, assuming we had completed the offerings of our 4.875% senior notes due 2010 in an aggregate principal amount of $250 million, our July 2004 issuance of our 6.125% senior notes due 2014 and our September 2004 issuance of our 5.625% senior notes due 2014 on that date and the net proceeds of our July 2004 and September 2004 issuances were used to reduce borrowings under our revolving credit facility, our consolidated debt would have been approximately $3.6 billion. We may incur significant additional debt, subject to the restrictions in our revolving credit facility and our indentures.

      Possible Consequences. The amount of our debt could have important consequences to you. For example, it could:

•	limit our ability to obtain future financing for working capital, capital expenditures, acquisitions, debt service requirements or other requirements;

•	require us to dedicate a substantial portion of our cash flow from operations to payment of our debt and reduce our ability to use our cash flow for other purposes;

•	limit our flexibility in planning for, or reacting to, the changes in our business;

•	place us at a competitive disadvantage because we have more debt than some of our competitors; and

•	make us more vulnerable in the event of a downturn in our business or in general economic conditions.

      Dependence on Future Performance. Our ability to meet our debt service and other obligations will depend upon our future financial performance. We are engaged in businesses that are substantially affected by changes in economic conditions. Our revenues and earnings vary with the level of general economic activity in the markets we serve. Our businesses are also affected by financial, political, business and other factors, many of which are beyond our control. The factors that affect our ability to generate cash can also affect our ability to raise additional funds for these purposes through the sale of debt or equity securities, the refinancing of debt, or the sale of assets. Changes in prevailing interest rates may affect our ability to meet our debt service obligations, because borrowings under our revolving credit facility bear interest at floating rates. We have entered into “interest rate swap” agreements to fix our interest rate for only a portion of our outstanding borrowings.

      Our debt payment obligations for the repayment of principal on our outstanding debt for the 12 months following June 30, 2004 total $561.4 million, of which $245.7 million are homebuilding debt payment obligations of D.R. Horton, Inc. and the guarantors. Based on the current level of operations, we believe our cash flow from operations, available cash, available borrowings under our revolving credit facility, available borrowings under and our ability to refinance or renew our mortgage warehouse loan facility and our mortgage-backed commercial paper conduit facility and our ability to access the capital markets in a timely manner will be adequate to meet our future cash needs. We cannot assure you, however, that in the future our business will generate sufficient cash flow from operations or that borrowings will be available to us in an amount sufficient to enable us to pay or refinance our indebtedness or to fund other cash needs.

      Indenture and Credit Facility Restrictions. The revolving credit facility and the indentures governing our other series of senior and senior subordinated notes impose restrictions on our operations and activities greater than those imposed by the indenture governing the notes offered by this prospectus supplement. The most significant restrictions relate to limits on investments, stock repurchases, cash dividends and other restricted payments, incurrence of indebtedness, creation of liens and asset dispositions, and require maintenance of minimum levels of tangible net worth and compliance with other financial covenants. If we fail to comply with any of these restrictions or covenants, the trustees or the lending banks, as appropriate, could cause our debt to become due and payable prior to maturity. However, under the indentures governing specified series of our outstanding public senior and senior subordinated notes, if such notes are rated investment grade by both Standard & Poor’s Ratings Services and Moody’s Investors Service Inc., specified covenants related to limits on investments, stock repurchases, cash dividends and other restricted payments, incurrence of indebtedness and asset dispositions will cease to apply. In addition, unless we have an investment grade rating from any two of Standard & Poor’s Ratings Services, Moody’s Investors Service Inc. and Fitch IBCA, Duff & Phelps, available credit under our revolving credit facility is subject to limitations based on specified percentages of the costs of unsold homes, developed lots and lots under development included in inventory and the amount of other senior, unsecured indebtedness. Under the most restrictive of the limitations imposed by our indentures and revolving credit agreement, as of June 30, 2004, assuming we had completed the offerings of our 4.875% senior notes due 2010 in an aggregate principal amount of $250 million, our July 2004 issuance of our 6.125% senior notes due 2014 and our September 2004 issuance of our 5.625% senior notes due 2014 on that date and the net proceeds of the July 2004 and September 2004 issuances were used to reduce borrowings under our revolving credit facility, we would have been permitted to increase our homebuilding debt by approximately $1,985.9 million. This amount is not intended as an indication of the amount of additional debt we could in fact obtain.

      Change of Control Purchase Options. If a change of control occurs as defined in the indentures governing our public senior and senior subordinated notes, other than with respect to the series of notes offered by this prospectus supplement, we would be required to offer to purchase such notes at 101% of their principal amount, together with all accrued and unpaid interest, if any. Moreover, a change of control may also result in the acceleration of our revolving credit facility. If purchase offers were required under the indentures for our other public senior and senior subordinated notes or our revolving credit facility debt were accelerated, we can give no assurance that we would have sufficient funds to pay the required amounts of the debt that we would be required to repurchase or repay. After giving effect to the issuance of the notes, we currently would not have sufficient funds available to purchase all of such outstanding debt upon a change of control.

      In addition, except as noted below and further described in “Description of Notes,” the indenture governing the series of notes offered by this prospectus supplement provides only limited protection for holders of notes in the event of a change of control, an acquisition by a highly leveraged company, a change in credit rating or other similar occurrence. If we are acquired, the indenture requires the buyer to assume our obligations to holders of the notes. However, the indenture does not restrict an acquisition by a highly leveraged buyer or prohibit the buyer from incurring additional debt including, subject to the limitations described in “Description of Notes — Certain Covenants — Restrictions on Secured Debt,” secured debt, which would be structurally senior in right of payment to that of holders of the notes offered by this prospectus supplement. This might reduce the cash available to us, or to anyone who may acquire us, and impair our ability, or the ability of anyone who acquires us, to make payments on the notes.

Homebuilding is very competitive, and competitive conditions could adversely affect our business.

      The homebuilding industry is highly competitive. Homebuilders compete not only for home buyers, but also for desirable properties, financing, raw materials and skilled labor. We compete with other local, regional and national homebuilders, including those with a sales presence on the Internet, often within larger subdivisions designed, planned and developed by such homebuilders. The competitive conditions in the homebuilding industry could result in:

•	difficulty in acquiring suitable land at acceptable prices;

•	increased selling incentives;

•	lower sales or profit margins; or

•	delays in construction of our homes.

      If we are affected by these competitive conditions at increased levels, our business and results of operations could be adversely affected.

Our future growth may require additional capital, which may not be available.

      Our operations require significant amounts of cash. We may be required to seek additional capital, whether from sales of equity or debt or additional bank borrowings, for the future growth and development of our business. We can give no assurance as to the availability of such additional capital or, if available, whether it would be on terms acceptable to us. Moreover, the indentures for our outstanding public debt and the covenants of our revolving credit facility contain provisions that restrict the debt we may incur in the future. If we are not successful in obtaining sufficient capital, it could reduce our sales and may adversely affect our future growth and results of operations.

We cannot assure you that our growth strategies will be successful.

      Since 1993, we have acquired many homebuilding companies. Although we have recently focused on internal growth, we may make strategic acquisitions of homebuilding companies in the future. Successful strategic acquisitions require the integration of operations and management and other efforts to realize the benefits that may be available. Although we believe that we have been successful in doing so in the past, we can give no assurance that we would be able to identify, acquire and integrate successfully strategic acquisitions in the future. Acquisitions can result in the dilution of existing stockholders if we issue our common stock as consideration or reduce our liquidity or increase our debt if we fund them with cash. In addition, acquisitions can expose us to the risk of writing-off goodwill related to such acquisitions based on the subsequent results of the reporting units to which the acquired businesses were assigned. Moreover, we may not be able to implement successfully our operating and growth strategies within our existing markets.

Homebuilding is subject to warranty and product liability claims in the ordinary course of business that can be significant.

      As a homebuilder, we are subject to home warranty and construction defect claims arising in the ordinary course of business. As a consequence, we maintain product liability insurance, obtain indemnities and certificates of insurance from subcontractors generally covering claims related to workmanship and materials and create warranty reserves for the homes we sell based on historical experience in our markets and our judgment of the qualitative risks associated with the types of homes built. Because of the uncertainties inherent to these matters, we cannot provide assurance that our insurance coverage, our subcontractor arrangements and our reserves will be adequate to address all of our warranty and construction defect claims in the future. Contractual indemnities can be difficult to enforce, we may be responsible for applicable self-insured retentions and some types of claims may not be covered by insurance or may exceed applicable coverage limits. Additionally, the coverage offered by and availability of product liability insurance for construction defects is currently limited and costly. There can be no assurance that coverage will not be further restricted and become more costly.

Risks Relating to the Notes

Federal and state laws allow courts, under specific circumstances, to void guarantees and to require you to return payments received from guarantors.

      Although you will be direct creditors of the guarantors by virtue of the guarantees, a court could void or subordinate any guarantor’s guarantee under the fraudulent conveyance laws if existing or future creditors of any such guarantor were successful in establishing that:

•	such guarantee was incurred with fraudulent intent; or

•	such guarantor did not receive fair consideration or reasonably equivalent value for issuing its guarantee; and

•	was insolvent at the time of the guarantee;

•	was rendered insolvent by reason of the guarantee;

•	was engaged in a business or transaction for which its assets constituted unreasonably small capital to carry on its business; or

•	intended to incur, or believed that it would incur, debt beyond its ability to pay such debt as it matured.

      The measures of insolvency for purposes of determining whether a fraudulent conveyance occurred would vary depending upon the laws of the relevant jurisdiction and upon the valuation assumptions and methodology applied by the court. Generally, however, a company would be considered insolvent for purposes of the foregoing if:

•	the sum of the company’s debts, including contingent, unliquidated and unmatured liabilities, is greater than all of such company’s property at a fair valuation; or

•	the present fair saleable value of the company’s assets is less than the amount that will be required to pay the probable liability on its existing debts as they become absolute and matured.

We cannot assure you that an active trading market will develop for the notes.

      We do not intend to apply for listing of the notes on a securities exchange or on any other market. The underwriters have informed us that they intend to make a market in the notes. However, the underwriters are not obligated to do so, and may cease any market-making activities at any time without notice. We cannot assure you that an active trading market will develop for the notes, that you will be able to sell your notes, or that, even if you can sell them, you will be able to do so at an acceptable price. The notes could trade at prices that are higher or lower than the initial offering price depending on many factors, including the number of holders of the notes, the overall market for similar securities, our financial performance and prospects and prospects for companies in our industry generally.

USE OF PROCEEDS

      We intend to use the proceeds from the offering for general corporate purposes, including land acquisition and development, home construction and homebuilding operations and other working capital needs.

CAPITALIZATION

      The following table sets forth our capitalization as of June 30, 2004 and as adjusted to reflect the receipt of the proceeds of the sale of notes being offered by this prospectus supplement and by the prospectus supplement dated October 7, 2004, the receipt of the net proceeds from our July 2004 issuance of our 6.125% senior notes due 2014, the receipt of the net proceeds from our September 2004 issuance of our 5.625% senior notes due 2014, and the use of a portion of the proceeds of the July 2004 and September 2004 issuances to reduce borrowings under our revolving credit facility.

	As of June 30, 2004

	Actual	Adjusted(1)

	(Dollars in thousands)
Homebuilding debt:
Notes payable under revolving credit facility(2)	$425,000	$—
Notes payable — other, secured	92,564	92,564
10.5% senior notes due 2005, net	199,800	199,800
7.5% senior notes due 2007	215,000	215,000
8% senior notes due 2009, net	383,793	383,793
9.375% senior notes due 2009, net	242,809	242,809
5% senior notes due 2009, net	199,482	199,482
4.875% senior notes due 2010, net	—	248,364
9.75% senior subordinated notes due 2010, net	149,153	149,153
7.875% senior notes due 2011, net	198,667	198,667
9.375% senior subordinated notes due 2011, net	199,753	199,753
10.5% senior subordinated notes due 2011, net	151,104	151,104
8.5% senior notes due 2012, net	248,254	248,254
6.875% senior notes due 2013	200,000	200,000
5.875% senior notes due 2013	100,000	100,000
6.125% senior notes due 2014, net	—	197,186
5.625% senior notes due 2014, net	—	247,935

Total homebuilding debt	$3,005,379	$3,273,864

Financial services debt:
Notes payable under mortgage warehouse facility due 2005	154,415	154,415
Notes payable under commercial paper conduit facility due 2006	159,000	159,000

Total financial services debt	313,415	313,415

Total debt	3,318,794	3,587,279

Stockholders’ equity:
Preferred stock, $0.10 par value; 30,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 400,000,000 shares authorized, 235,752,898 shares issued and 233,100,098 shares outstanding at June 30, 2004	2,358	2,358
Additional capital	1,595,763	1,595,763
Unearned compensation(3)	(539)	(539)
Retained earnings	2,086,322	2,086,322
Treasury stock, 2,652,800 shares, at cost	(58,859)	(58,859)

Total stockholders’ equity	3,625,045	3,625,045

Total capitalization	$6,943,839	$7,212,324

(1)	Adjusted to reflect the receipt of the anticipated net proceeds of the sale of notes being offered by this prospectus supplement and by the prospectus supplement dated October 7, 2004, the receipt of the net proceeds from our July 2004 issuance of our 6.125% senior notes due 2014, the receipt of the proceeds from our September 2004 issuance of our 5.625% senior notes due 2014 and the use of a portion of the proceeds of the July 2004 and September 2004 issuances to reduce borrowings under our revolving credit facility. Amounts repaid under our revolving credit facility remain available for future borrowings.

(2)	We have a $1.21 billion unsecured revolving credit facility that matures on March 25, 2008 and includes a $350 million letter of credit sub-facility. The facility is guaranteed by substantially all of our wholly-owned subsidiaries other than our financial services subsidiaries. Borrowings bear daily interest at rates based upon the London Interbank Offered Rate (LIBOR) plus a spread based upon our ratio of debt to tangible net worth and our senior unsecured debt rating. Available credit under the revolving credit facility is subject to limitations based on specified percentages of the costs of unsold homes, developed lots and lots under development included in inventory and the amount of other unsecured senior indebtedness. The revolving credit facility and our public senior and senior subordinated note indentures, other than with respect to the series of notes offered by this prospectus supplement, contain covenants which, taken together, limit investments, stock repurchases, cash dividends and other restricted payments, incurrence of indebtedness, creation of liens and asset dispositions, and require maintenance of minimum levels of tangible net worth and compliance with other financial covenants. The indenture governing the notes offered by this prospectus supplement contains covenants restricting our operations and activities, the most significant of which relate to creation of liens and sale and leaseback transactions. See “Description of Notes — Certain Covenants.”

(3)	Unearned compensation represents the intrinsic value of unvested options to purchase D.R. Horton common stock which were issued to Schuler Homes employees in connection with the acquisition of Schuler Homes on February 21, 2002. The unearned compensation is being amortized over the remaining vesting period of the stock options.

BUSINESS

      We are a national homebuilder. We construct and sell high quality single-family homes, principally for first-time and move-up home buyers.

Operating Strategy

      We believe that the following operating strategies have enabled us to achieve consistent growth and profitability:

Geographic diversity

      From 1978 to late 1987, excluding Continental Homes locations, our homebuilding activities were conducted in the Dallas/ Fort Worth area. We then instituted a policy of diversifying geographically, entering the following of our current markets, both through startup operations and acquisitions, in the years shown:

Years entered	Markets

1987	Phoenix
1988	Atlanta, Orlando
1989	Charlotte
1990	Houston
1991	Maryland-D.C., Virginia-D.C.
1992	Chicago, Raleigh/Durham
1993	Austin, Los Angeles, Salt Lake City, San Diego
1994	Minneapolis/St. Paul, Las Vegas, San Antonio
1995	Birmingham, Denver, Greensboro, Miami/West Palm Beach
1996	Albuquerque
1997	Greenville, New Jersey, Tucson
1998	Charleston, Hilton Head, Jacksonville, Killeen (Texas), Myrtle Beach, Portland, Sacramento
1999	Columbia
2000	Ventura County
2001	Fort Myers/Naples
2002	Colorado Springs, Fort Collins, Hawaii, Inland Empire (Southern California), Oakland, Orange County, San Francisco, Seattle/Tacoma
2003	Baltimore, Bend (Oregon), Tampa
2004	Philadelphia, Savannah, Laredo (Texas), Rio Grande Valley (Texas)

      We continually monitor the sales and margins achieved in each of the subdivisions in which we operate as part of our evaluation of the use of our capital. While we believe there are significant growth opportunities in our existing markets, we also intend to continue our policy of diversification by seeking to enter new markets. We believe our diversification strategy mitigates the effects of local and regional economic cycles and enhances our growth potential. Typically, we will not invest material amounts in real estate, including raw land, developed lots, models and speculative homes, or overhead in start-up operations in new markets, until such markets demonstrate significant growth potential and acceptance of our products.

Acquisitions

      We have recently focused on internal growth. However, as an integral component of our operational strategy of continued expansion, we are continuing our historical approach of evaluating opportunities for strategic acquisitions in the future. We believe that expanding our operations through the acquisition of existing homebuilding companies has afforded us several benefits not found in start-up operations. Such benefits include:

•	Established land positions and inventories;

•	Existing relationships with land owners, developers, subcontractors and suppliers;

•	Brand name recognition; and

•	Proven product acceptance by home buyers in the market.

      In evaluating potential acquisition candidates, we have sought homebuilding companies that have an excellent reputation, a track record of profitability and a strong management team with an entrepreneurial orientation. We have limited the risks associated with acquiring a going concern by conducting extensive operational, financial and legal due diligence on each acquisition and by only acquiring homebuilding companies that we believe will have an immediate positive impact on our earnings. In the last ten fiscal years, we have made 17 acquisitions. In the future, we will continue to evaluate potential acquisition opportunities that satisfy our acquisition criteria in existing or new markets.

Decentralized operations

      We decentralize our homebuilding activities to give more operating flexibility to our local division presidents. We have 41 separate operating divisions, some of which are in the same market area and some of which operate in more than one market area. Generally, each operating division consists of a division president, a land acquisition manager, a sales manager and sales personnel, a construction manager and construction superintendents, a controller, a purchasing manager and office staff. We believe that division presidents, who are intimately familiar with local conditions, make better decisions regarding local operations. Our division presidents receive performance bonuses based upon achieving targeted operating levels in their operating divisions.

Operating division responsibilities

      Each operating division is responsible for:

•	Site selection, which involves

•	A feasibility study;

•	Soil and environmental reviews;

•	Review of existing zoning and other governmental requirements; and

•	Review of the need for and extent of offsite work required to meet local building codes;

•	Negotiating lot option or similar contracts;

•	Overseeing land development;

•	Planning its homebuilding schedule;

•	Selecting building plans and architectural schemes;

•	Obtaining all necessary building approvals; and

•	Developing a marketing plan.

Corporate office controls

      The corporate office controls key risk elements through centralized:

•	Financing;

•	Cash management;

•	Risk management;

•	Accounting and management reporting;

•	Payment of subcontractors’ invoices;

•	Administration of payroll and employee benefits;

•	Final approval of land and lot acquisitions;

•	Capital allocation; and

•	Oversight of inventory levels.

Cost management

      We control our overhead costs by centralized administrative and accounting functions and by limiting the number of field administrative personnel and middle level management positions. We also minimize advertising costs by participating in promotional activities, publications and newsletters sponsored by local real estate brokers, mortgage companies, utility companies and trade associations.

      We control construction costs through the efficient design of our homes and by obtaining favorable pricing from certain subcontractors and national vendors based on the high volume of services and products we purchase from them. We also control construction costs by monitoring expenses on each house through our purchase order system. We control capital and overhead costs by monitoring our inventory levels through our management information systems.

Markets

      Homebuilding activities are conducted in five geographic regions, consisting of:

Geographic region	Markets

Mid-Atlantic	Baltimore, Charleston, Charlotte, Columbia, Greensboro, Greenville, Hilton Head, Maryland-D.C., Myrtle Beach, New Jersey, Philadelphia, Raleigh/Durham, Savannah, Virginia-D.C.
Midwest	Chicago, Minneapolis/St. Paul
Southeast	Atlanta, Birmingham, Fort Myers/Naples, Jacksonville, Miami/West Palm Beach, Orlando, Tampa
Southwest	Albuquerque, Austin, Dallas, Fort Worth, Houston, Killeen (Texas), Laredo (Texas), Phoenix, Rio Grande Valley (Texas), San Antonio, Tucson
West	Bend (Oregon), Colorado Springs, Denver, Fort Collins, Hawaii, Inland Empire (Southern California), Las Vegas, Los Angeles, Oakland, Orange County, Portland, Sacramento, Salt Lake City, San Diego, San Francisco, Seattle/Tacoma, Ventura County

      When entering new markets or conducting operations in existing markets, among the things we consider are:

•	Regional economic conditions;

•	Job growth;

•	Land availability;

•	Local land development process;

•	Consumer tastes;

•	Competition; and

•	Secondary home sales activity.

      Our homebuilding revenues from home sales by geographic region are:

				Nine Months Ended
	Year Ended September 30,			June 30,

	2001	2002	2003	2003	2004

		(In millions)
Mid-Atlantic	$607.2	$625.7	$674.8	$463.7	$588.0
Midwest	443.9	488.7	513.2	335.3	385.8
Southeast	508.8	595.8	773.9	519.8	750.8
Southwest	1,480.3	1,997.3	2,381.5	1,677.9	2,140.3
West	1,249.6	2,822.1	3,990.7	2,556.5	3,215.8

Total	$4,289.8	$6,529.6	$8,334.1	$5,553.2	$7,080.7

Land Policies

      Typically, we acquire land only after necessary “entitlements” have been obtained, i.e., when we have the right to begin development or construction. Before we acquire lots or tracts of land, we will, among other things, complete a feasibility study, which includes soil tests, independent environmental studies and other engineering work, and determine that all necessary zoning and other governmental entitlements required to develop and use the property for home construction have been acquired. Although we purchase and develop land primarily to support our own homebuilding activities, occasionally we sell lots and land to other developers and homebuilders.

      We also use lot option contracts, in which we purchase the right, but not the obligation, to buy building lots at predetermined prices on a takedown schedule commensurate with anticipated home closings. Lot option contracts generally are on a non-recourse basis, thereby limiting our financial exposure to earnest money deposits given to property sellers. This enables us to control significant lot positions with a minimal capital investment and substantially reduces the risks associated with land ownership and development. At June 30, 2004, approximately 55% of our total lot position of 217,617 lots was controlled under option or similar contracts.

      A summary of our land/lot position at June 30, 2004 is:

Finished lots owned	22,460
Lots under development owned	75,497

Total lots owned	97,957
Lots controlled under lot option and similar contracts	119,660

Total land/lot position	217,617

      We limit our exposure to real estate inventory risks by:

•	Generally commencing construction of homes under contract only after receipt of a satisfactory down payment and, where applicable, the buyer’s receipt of mortgage approval;

•	Limiting the number of speculative homes (homes started without an executed sales contract) built in each subdivision;

•	Closely monitoring local market and demographic trends, housing preferences and related economic developments, such as new job opportunities, local growth initiatives and personal income trends;

•	Utilizing lot option contracts, where possible; and

•	Limiting the size of acquired land parcels to smaller tracts of land.

Construction

      Our home designs are prepared by architects in each of our markets to appeal to local tastes and preferences of the community. We also offer optional interior and exterior features to enhance the basic home design and to promote our sales efforts.

      Substantially all of our construction work is performed by subcontractors. Our construction supervisors monitor the construction of each home, participate in important design and building decisions, coordinate the activities of subcontractors and suppliers, subject the work of subcontractors to quality and cost controls and monitor compliance with zoning and building codes. Subcontractors typically are retained for a specific subdivision pursuant to a contract that obligates the subcontractor to complete construction at a fixed price. Agreements with our subcontractors and suppliers generally are negotiated for each subdivision. We compete with other homebuilders for qualified subcontractors, raw materials and lots in the markets where we operate.

      Construction time for our homes depends on the weather, availability of labor, materials and supplies, size of the home and other factors. We typically complete the construction of a home within four months.

      We do not maintain significant inventories of construction materials, except for work in process materials for homes under construction. Typically, the construction materials used in our operations are readily available from numerous sources. We have contracts exceeding one year with certain suppliers of our building materials that are cancelable at our option with a 30 day notice. In recent years, we have not experienced any significant delays in construction due to shortages of materials or labor.

Marketing and Sales

      We market and sell our homes through commissioned employees and independent real estate brokers. We typically conduct home sales from sales offices located in furnished model homes in each subdivision. At June 30, 2004, we owned 1,570 model homes, which we generally do not offer for sale until the completion of a subdivision. Our sales personnel assist prospective home buyers by providing them with floor plans, price information, tours of model homes and the selection of options and other custom features. We train and inform our sales personnel as to the availability of financing, construction schedules, and marketing and advertising plans.

      In addition to using model homes, we typically build a limited number of speculative homes in each subdivision to enhance our marketing and sales activities. Construction of these speculative homes also is necessary to satisfy the requirements of relocated personnel and independent brokers, who often represent home buyers requiring a completed home within 60 days. We sell a majority of these speculative homes while they are under construction or immediately following completion. The number of speculative homes is influenced by local market factors, such as new employment opportunities, significant job relocations, growing housing demand and the length of time we have built in the market. Depending upon the seasonality of each market, we attempt to limit our speculative homes in each subdivision. At June 30, 2004, we averaged approximately 6.5 speculative homes, in various stages of construction, in each subdivision.

      We advertise on a limited basis in newspapers and on television and in real estate broker, mortgage company and utility publications, brochures, newsletters and on billboards. In addition, we use our Internet website to market the location, price range, and availability of our homes. To minimize advertising costs, we attempt to operate in subdivisions in conspicuous locations that permit us to take advantage of local traffic patterns. We also believe that model homes play a significant role in our marketing efforts. Consequently, we expend significant effort in creating an attractive atmosphere in our model homes.

      Our sales contracts require a down payment of at least $500. The contracts include a financing contingency which permits customers to cancel if they cannot obtain mortgage financing at prevailing interest rates within a specified period, typically four to six weeks, and may include other contingencies, such as the sale of an existing home. We include a home sale in our sales backlog when the sales contract is signed and we have received the initial down payment. We recognize revenue only when the home sale has closed and title passes to the home buyer. The average period between the signing of a sales contract for a home and closing is approximately three to five months.

Customer Service and Quality Control

      Our operating divisions are responsible for pre-closing quality control inspections and responding to customers’ post-closing needs. We believe that prompt and courteous response to home buyers’ needs during and after construction reduces post-closing repair costs, enhances our reputation for quality and service, and ultimately leads to significant repeat and referral business from the real estate community and home buyers. We provide our home buyers with a limited one-year warranty on workmanship and building materials. The subcontractors who perform most of the actual construction also provide us with warranties on workmanship and are generally prepared to respond to us and the homeowner promptly upon request. In addition, we provide a supplemental ten-year limited warranty that covers major construction defects.

Customer Financing

      We provide mortgage financing services principally to purchasers of homes we build and sell. DHI Mortgage, a wholly-owned subsidiary, provides mortgage banking services in Arizona, California, Colorado, Florida, Georgia, Hawaii, Illinois, Maryland, Minnesota, Nevada, New Mexico, North Carolina, Oregon, South Carolina, Texas, Virginia and Washington. During the year ended September 30, 2003, in the markets we served, our combined mortgage banking entities provided mortgage financing services for approximately 73% of the homes closed that required mortgage financing.

      In other markets where we currently do not provide mortgage financing, we work with a variety of mortgage lenders that make available to home buyers a range of conventional mortgage financing programs. By making information about these programs available to prospective home buyers and maintaining a relationship with such mortgage lenders, we are able to coordinate and expedite the entire sales transaction by ensuring that mortgage commitments are received and that closings take place on a timely and efficient basis.

Title Services

      Through our subsidiaries, DHI Title of Arizona, Custom Title, DHI Title of Texas, Ltd., DHI Title of Florida, Inc., DHI Title of Minnesota, Inc., Grande Title Agency, LLC, Metro Title Company and Travis County Title Company, we serve as a title insurance agent by providing title insurance policies, examination and closing services to purchasers of homes we build in the Atlanta, Austin, Dallas, Fort Worth, Houston, Maryland-D.C., Miami/ West Palm Beach, Minneapolis, New Jersey, Orlando, Phoenix, San Antonio and Virginia-D.C. markets. We have assumed no underwriting risk associated with these title policies.

Employees

      At June 30, 2004, we employed 7,338 persons, of whom 1,486 were sales and marketing personnel, 2,530 were executive, administrative and clerical personnel, 2,088 were involved in construction, and 1,234 worked in mortgage and title operations. We had fewer than 25 employees covered by collective bargaining agreements. Employees of some of the subcontractors which we use are represented by labor unions or are subject to collective bargaining agreements. We believe that our relations with our employees and subcontractors are good.

Competition

      The single family residential housing industry is highly competitive and we compete in each of our markets with numerous other national, regional and local homebuilders, often with larger subdivisions designed, planned and developed by such homebuilders. Our homes compete on the basis of quality, price, design, mortgage financing terms and location.

Governmental Regulation and Environmental Matters

      The housing, mortgage and title insurance industries are subject to extensive and complex regulations. We and our subcontractors must comply with various federal, state and local laws and regulations, including zoning, density and development requirements, building, environmental, advertising and consumer credit rules and regulations, as well as other rules and regulations in connection with our development, homebuilding, sales and financial services activities. These include requirements affecting the development process, as well as building materials to be used, building designs and minimum elevation of properties. Our homes are inspected by local authorities where required, and homes eligible for insurance or guarantees provided by the FHA and VA are subject to inspection by them. These regulations often provide broad discretion to the administering governmental authorities. This can delay or increase the cost of development or homebuilding.

      We also are subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning protection of health and the environment. The particular environmental laws for each site vary greatly according to location, environmental condition and the present and former uses of the site and adjoining properties. These environmental laws may result in delays, may cause us to incur substantial compliance and other costs, and can prohibit or severely restrict development and homebuilding activity in certain environmentally sensitive regions or areas.

      Our internal mortgage activities and title insurance agencies must also comply with various federal and state laws, consumer credit rules and regulations and other rules and regulations unique to such activities. Additionally, mortgage loans and title activities originated under the FHA, VA, GNMA, Fannie Mae and Freddie Mac are subject to rules and regulations imposed by those agencies.

DESCRIPTION OF NOTES

      The following description of the particular terms of the Notes supplements and, to the extent inconsistent therewith, replaces the description of the general terms of the Debt Securities set forth under the heading “Descriptions of Debt Securities” in the accompanying prospectus, to which description reference is hereby made. The Notes offered hereby will be issued under an Indenture dated as of June 9, 1997, among the Company, the Guarantors and American Stock Transfer and Trust Company, as trustee (the “Trustee”), as supplemented (the “Indenture”). The following is a summary of the material terms and provisions of the Notes. The terms of the Notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), as in effect on the date of the Indenture. The Notes are subject to all such terms, and prospective purchasers of the Notes are referred to the Indenture and the Trust Indenture Act for a statement of such terms. As used in this “Description of Notes,” the term “Company” refers to D.R. Horton, Inc. and not any of its Subsidiaries.

      Definitions of certain terms are set forth under “Certain Definitions” and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture, and those definitions are incorporated herein by reference.

General

      The Notes bear interest from October 15, 2004 at 4.875% per annum, payable semi-annually on January 15 and July 15 of each year (each, an “Interest Payment Date”), commencing January 15, 2005, to Holders of record at the close of business on January 1 or July 1, as the case may be, immediately preceding each such interest payment date. The Notes will mature on January 15, 2010, and will be issued in denominations of $1,000 and integral multiples thereof.

      An aggregate principal amount of $50 million of Notes will be issued in this offering. The Notes constitute a further issuance of the series of our 4.875% Senior Notes due 2010 to be issued on October 15, 2004 in the aggregate principal amount of $200 million pursuant to a prospectus supplement dated October 7, 2004. The Notes offered by this prospectus supplement form a single class and series with, will have the same CUSIP number as, and will trade interchangeably with, those other Notes immediately upon settlement. Upon completion of this offering, $250 million in aggregate principal amount of our Notes will be outstanding. Additional Notes (the “Additional Notes”) in an unlimited amount may be issued in one or more series from time to time on the same terms and conditions and with the same CUSIP numbers as the Notes offered hereby.

      The Notes will be guaranteed by each of the Guarantors pursuant to the guarantees (the “Guarantees”) described below. The Guarantors currently do not include our subsidiaries that are engaged in the financial services segment. These subsidiaries currently do not guarantee our other senior notes or our revolving credit facility. In addition, the Notes will not initially be guaranteed by several of our insignificant subsidiaries.

Ranking

      The Notes are general unsecured obligations of the Company and rank senior in right of payment to all existing and future Indebtedness of the Company that is, by its terms, expressly subordinated in right of payment to the Notes and pari passu in right of payment with all existing and future unsecured Indebtedness of the Company that is not so subordinated. The Guarantees described below will be general unsecured obligations of the Guarantors and will rank senior in right of payment to all existing and future Indebtedness of the Guarantors that is, by its terms, expressly subordinated in right of payment to the Guarantees and will rank pari passu in right of payment with all existing and future unsecured Indebtedness of the Guarantors that is not so subordinated.

      Secured creditors of the Company and the Guarantors will have a claim on the assets which secure the obligations of the Company and the Guarantors to such creditors prior to claims of Holders of the

Notes against those assets. At June 30, 2004, assuming we had completed the offerings of notes in an aggregate principal amount of $250 million, our July 2004 issuance of our 6.125% senior notes due 2014 and our September 2004 issuance of our 5.625% senior notes due 2014 on that date and the net proceeds of the July 2004 and September 2004 issuances were used to reduce borrowings under our revolving credit facility, the Company and the Guarantors would have had approximately $3,271.5 million of Indebtedness (including these Notes) outstanding. Of this Indebtedness, $90.2 million would have been secured debt, $2,681.3 million would have been equal to these Notes, and $500.0 million would have been subordinated to these Notes. In addition, at such date, our non-guarantor subsidiaries had approximately $315.8 million of debt outstanding.

Optional Redemption

      The Company may, at its option, redeem the Notes in whole at any time or in part from time to time, on at least 30 but not more than 60 days’ prior notice, at a redemption price equal to the greater of the following amounts:

•	100% of their principal amount; or

•	the present value of the Remaining Scheduled Payments on the Notes being redeemed on the redemption date, discounted to the redemption date, on a semiannual basis, at the Treasury Rate plus 25 basis points (0.25%).

plus, in each case, accrued and unpaid interest on the Notes to the redemption date. In determining the redemption price and accrued interest, interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

      If money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed is deposited with the Trustee on or before the redemption date, on and after the redemption date interest will cease to accrue on the Notes (or such portions thereof) called for redemption and the Notes will cease to be outstanding.

      On or before the redemption date, we will deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on that date. Selection of the Notes or portions thereof for redemption pursuant to the foregoing shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of the Depository Trust Company), unless such method is otherwise prohibited.

The Guarantees

      The Notes will be guaranteed by each of the Guarantors pursuant to the Guarantees. In general, the Guarantors currently do not include our subsidiaries that are engaged in the financial services segment. These subsidiaries currently also do not guarantee our other senior notes or our revolving credit facility. In addition, the Notes will initially not be guaranteed by several of our insignificant subsidiaries.

      Each of the Guarantors will (so long as it remains a Restricted Subsidiary) unconditionally guarantee on a joint and several basis all of the Company’s obligations under the Notes, including its obligations to pay principal, premium, if any, and interest, if any, with respect to the Notes. The Guarantees will be general unsecured obligations of the Guarantors and will rank pari passu with all existing and future unsecured Indebtedness of the Guarantors that is not, by its terms, expressly subordinated in right of payment to the Guarantees. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in an amount pro rata, based on the net assets of each Guarantor, determined in accordance with GAAP.

Except as provided in the covenants described under “Certain Covenants” below, the Company is not restricted from selling or otherwise disposing of any of the Guarantors.

      The Indenture requires that each existing and future Restricted Subsidiary be a Guarantor. The Company will be permitted to cause any Unrestricted Subsidiary to be a Guarantor.

      The Indenture provides that if all or substantially all of the assets of any Guarantor or all of the Capital Stock of any Guarantor is sold (including by consolidation, merger, issuance or otherwise) or disposed of (including by liquidation, dissolution or otherwise) by the Company or any of its Subsidiaries, or, unless the Company elects to cause an Unrestricted Subsidiary to be a Guarantor, if any Guarantor is or becomes an Unrestricted Subsidiary in accordance with the terms of the Indenture, then such Guarantor (in the event of a sale or other disposition of all of the Capital Stock of such Guarantor or its being or becoming an Unrestricted Subsidiary) or the Person acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) shall be deemed automatically and unconditionally released and discharged from any of its obligations under the Indenture without any further action on the part of the Trustee or any Holder of the Notes.

Certain Covenants

      The following is a summary of certain covenants contained in the Indenture. Such covenants are applicable (unless waived or amended as permitted by the Indenture) so long as any of the Notes are outstanding or until the Notes are defeased pursuant to provisions described under “Defeasance of Indenture.”

      Restrictions on Secured Debt. The Indenture provides that the Company will not, and will not cause or permit any Restricted Subsidiary to, create, incur, assume or guarantee any Secured Debt unless the Notes will be secured equally and ratably with (or prior to) such Secured Debt, with certain exceptions. This restriction does not prohibit the creation, incurrence, assumption or guarantee of:

(1) Secured Debt which is secured by Security Interests on model homes, homes held for sale, homes that are under construction or under contract for sale, contracts for the sale of homes, land (improved or unimproved), contracts for the sale of land, project club houses, amenity centers and common areas, manufacturing plants, warehouses, distribution facilities or office buildings and fixtures and equipment located thereat or thereon or leasehold or other interests therein;

(2) Secured Debt which is secured by a Security Interest on property at the time of its acquisition by the Company or a Restricted Subsidiary, which Security Interest secures obligations assumed by the Company or a Restricted Subsidiary, or on the property of a corporation or other entity at the time it is merged into or consolidated with the Company or a Restricted Subsidiary (other than Secured Debt created in contemplation of the acquisition of such property or the consummation of such a merger or consolidation or where the Security Interest attaches to or affects the property of the Company or a Restricted Subsidiary prior to such transaction);

(3) Secured Debt which is secured by Security Interests arising from conditional sales agreements or title retention agreements with respect to property acquired by the Company or a Restricted Subsidiary;

(4) Secured Debt which is secured by Security Interests securing Indebtedness of a Restricted Subsidiary owing to the Company or to another Restricted Subsidiary; and

(5) (x) Indebtedness secured by a Permitted Lien or (y) Indebtedness that is not Secured Debt or the ability of any Unrestricted Subsidiary to create, incur, assume or guarantee any secured or unsecured Indebtedness.

      Additionally, such permitted Secured Debt includes any amendment, restatement, supplement, renewal, replacement, extension, refinancing or refunding, in whole or in part, of Secured Debt permitted at the time of the original creation, incurrence, assumption or guarantee thereof.

      In addition, the Company and its Restricted Subsidiaries may create, incur, assume or guarantee Secured Debt, without equally or ratably securing the Notes, if immediately thereafter the sum of (1) the aggregate principal amount of all Secured Debt outstanding (excluding Secured Debt permitted under clauses (1) through (5) above and any Secured Debt in relation to which the Notes have been secured equally and ratably (or prior to)) and (2) all Attributable Debt in respect of Sale and Leaseback Transactions (excluding Attributable Debt in respect of Sale and Leaseback Transactions satisfying the conditions set forth in clauses (1), (2) and (3) under “Restrictions on Sale and Leaseback Transactions”) as of the date of determination would not exceed 20% of Consolidated Adjusted Tangible Assets.

      Restrictions on Sale and Leaseback Transactions. The Indenture provides that the Company will not, and will not cause or permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction, unless:

(1) notice is promptly given to the Trustee of the Sale and Leaseback Transaction;

(2) fair value is received by the Company or a Restricted Subsidiary for the property sold (as determined in good faith pursuant to a resolution of the Board of Directors of the Company delivered to the Trustee); and

(3) the Company or a Restricted Subsidiary, within 365 days after the completion of the Sale and Leaseback Transaction, applies an amount equal to the net proceeds therefrom either:

•	to the redemption, repayment or retirement of debt securities of any series under the Indenture (including the cancellation by the Trustee of any debt securities of any series delivered by the Company to the Trustee) or Senior Indebtedness of the Company or any Guarantor, or

•	to the purchase by the Company or a Restricted Subsidiary of property substantially similar to the property sold or transferred.

In addition, the Company and its Restricted Subsidiaries may enter into a Sale and Leaseback Transaction if immediately thereafter the sum of (1) the aggregate principal amount of all Secured Debt outstanding (excluding Secured Debt permitted under clauses (1) through (5) described in “Restrictions on Secured Debt” above or Secured Debt in relation to which the Notes have been secured equally and ratably (or prior to)) and (2) all Attributable Debt in respect of Sale and Leaseback Transactions (excluding Attributable Debt in respect of Sale and Leaseback Transactions satisfying the conditions set forth in clauses (1), (2) and (3) above) as of the date of determination would not exceed 20% of Consolidated Adjusted Tangible Assets.

      Limitations on Mergers, Consolidations and Sales of Assets. The Indenture provides that neither the Company nor any Guarantor will consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets (including, without limitation, by way of liquidation or dissolution), or assign any of its obligations under the Notes, the Guarantees or the Indenture (as an entirety or substantially in one transaction or in a series of related transactions), to any Person (in each case other than in a transaction in which the Company or a Restricted Subsidiary is the survivor of a consolidation or merger, or the transferee in a sale, lease, conveyance or other disposition) unless:

(1) the Person formed by or surviving such consolidation or merger (if other than the Company or the Guarantor, as the case may be), or to which such sale, lease, conveyance or other disposition or assignment will be made (collectively, the “Successor”), is a corporation or other legal entity organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor assumes by supplemental indenture in a form reasonably satisfactory to the Trustee all of the obligations of the Company or the Guarantor, as the case may be, under the Notes or a Guarantee, as the case may be, and the Indenture, and

(2) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing.

      The foregoing provisions shall not apply to:

(a) a transaction involving the sale or disposition of Capital Stock of a Guarantor, or the consolidation or merger of a Guarantor, or the sale, lease, conveyance or other disposition of all or substantially all of the assets of a Guarantor, that in any such case results in such Guarantor being released from its Guarantee as provided under “The Guarantees” above, or

(b) a transaction the purpose of which is to change the state of incorporation of the Company or any Guarantor.

      Upon any such consolidation, merger, sale, lease, conveyance or other disposition or assignment, the successor corporation will be substituted for the Company or the relevant Guarantor under the Indenture. The Successor may then exercise every power and right of the Company or the relevant Guarantor under the Indenture, and the Company or the relevant Guarantor will be released from all of its liabilities and obligations in respect of the Notes and the Indenture. If the Company or a Guarantor leases all or substantially all of its assets, the lessee corporation will be the Successor to the Company or such Guarantor and may exercise every power and right of the Company or such Guarantor under the Indenture, but the Company or such Guarantor will not be released from its obligations to pay the principal of and premium, if any, and interest, if any, on the Notes.

Events Of Default

      The following are Events of Default under the Indenture:

(1) the failure by the Company to pay interest on any Note when the same becomes due and payable and the continuance of any such failure for a period of 30 days;

(2) the failure by the Company to pay the principal or premium of any Note when the same becomes due and payable at maturity, upon acceleration or otherwise;

(3) the failure by the Company or any Restricted Subsidiary to comply with any of its agreements or covenants in, or provisions of, the Notes, the Guarantees or the Indenture and such failure continues for the period and after the notice specified below (except in the case of a default under the covenant described under “Limitations on Mergers, Consolidations and Sales of Assets,” which will constitute Events of Default with notice but without passage of time);

(4) the acceleration of any Indebtedness (other than Non-Recourse Indebtedness) of the Company or any Restricted Subsidiary that has an outstanding principal amount of $50 million or more, individually or in the aggregate, and such acceleration does not cease to exist, or such Indebtedness is not satisfied, in either case within 30 days after such acceleration;

(5) the failure by the Company or any Restricted Subsidiary to make any principal or interest payment in an amount of $50 million or more, individually or in the aggregate, in respect of Indebtedness (other than Non-Recourse Indebtedness) of the Company or any Restricted Subsidiary within 30 days of such principal or interest becoming due and payable (after giving effect to any applicable grace period set forth in the documents governing such Indebtedness);

(6) the Company or any Restricted Subsidiary that is a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a Custodian of it or for all or substantially all of its property, or

(D) makes a general assignment for the benefit of its creditors;

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any Restricted Subsidiary that is a Significant Subsidiary as debtor in an involuntary case,

(B) appoints a Custodian of the Company or any Restricted Subsidiary that is a Significant Subsidiary or a Custodian for all or substantially all of the property of the Company or any Restricted Subsidiary that is a Significant Subsidiary, or

(C) orders the liquidation of the Company or any Restricted Subsidiary that is a Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 days; or

(8) any Guarantee of a Guarantor which is a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor from its Guarantee in accordance with the terms of the Indenture and the Guarantee).

      A Default as described in subclause (3) above will not be deemed an Event of Default until the Trustee notifies the Company, or the Holders of at least 25 percent in principal amount of the then outstanding Notes notify the Company and the Trustee, of the Default (and except in the case of a default with respect to the covenant described under “Limitations on Mergers, Consolidations and Sales of Assets”) the Company does not cure the Default within 60 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default.” If such a Default is cured within such time period, it ceases.

      If an Event of Default (other than an Event of Default with respect to the Company resulting from subclauses (6) or (7) above), shall have occurred and be continuing under the Indenture, the Trustee by notice to the Company, or the Holders of at least 25 percent in principal amount of the Notes then outstanding by notice to the Company and the Trustee, may declare all Notes to be due and payable immediately. Upon such declaration of acceleration, the amounts due and payable on the Notes will be due and payable immediately. If an Event of Default with respect to the Company specified in subclauses (6) or (7) above occurs, such an amount will ipso facto become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee and the Company or any Holder.

      The Holders of a majority in principal amount of the Notes then outstanding by written notice to the Trustee and the Company may waive any Default or Event of Default (other than any Default or Event of Default in payment of principal or interest) on the Notes under the Indenture. Holders of a majority in principal amount of the then outstanding Notes may rescind an acceleration and its consequence (except an acceleration due to nonpayment of principal or interest on the Notes) if the rescission would not conflict with any judgment or decree and if all existing Events of Default (other than the non-payment of accelerated principal) have been cured or waived.

      The Holders may not enforce the provisions of the Indenture, the Notes or the Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power, provided, however, that such direction does not conflict with the terms of the Indenture. The Trustee may withhold from the Holders notice of any continuing Default or Event of Default (except any Default or Event of Default in payment of principal or interest on the Notes) if the Trustee determines that withholding such notice is in the Holders’ interest.

      The Company is required to deliver to the Trustee an annual statement regarding compliance with the Indenture, and include in such statement, if any Officer of the Company is aware of any Default or Event of Default, a statement specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto. In addition, the Company is required to deliver to the Trustee prompt written notice of the occurrence of any Default or Event of Default.

Defeasance Of Indenture

      The Indenture permits the Company and the Guarantors to terminate all of their respective obligations under the Indenture, other than the obligation to pay interest on and the principal of the Notes and certain other obligations, at any time by

(1) depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest on the Notes to their maturity, and

(2) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company’s exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

      In addition, the Indenture permits the Company and the Guarantors to terminate all of their respective obligations under the Indenture (including the obligations to pay interest on and the principal of the Notes and certain other obligations), at any time by

(1) depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest on the Notes to their maturity, and

(2) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company’s exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise, which opinion of counsel is based upon a change in the applicable federal tax law since the Issue Date.

Amendment, Supplement and Waiver

      Subject to certain exceptions, the Indenture, the Notes or the Guarantees may be amended or supplemented with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing Default under, or compliance with any provision of the Indenture may be waived (other than any continuing Default or Event of Default in the payment of interest on or the principal of the Notes) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of a majority in principal amount of the Notes then outstanding. Without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture, the Notes or the Guarantees to cure any ambiguity, defect or inconsistency; to comply with the “Limitations on Mergers, Consolidations and Sales of Assets” covenant set forth in the Indenture; to provide for uncertificated Notes in addition to or in place of certificated Notes; to make any change that does not adversely affect the legal rights of any Holder; or to delete a Guarantor which, in accordance with the terms of the Indenture, ceases to be liable on its Guarantee.

      Without the consent of each Holder affected, the Company and the Trustee may not:

(1) reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver,

(2) reduce the rate of or change the time for payment of interest, including default interest, on any Note,

(3) reduce the principal of or change the fixed maturity of any Note or alter the provisions (including related definitions) with respect to redemptions described under “Optional Redemption”,

(4) make any Note payable in money or securities other than that stated in the Note,

(5) make any change in the “Waiver of Past Defaults and Compliance with Indenture Provisions,” “Rights of Holders to Receive Payment” or the “With Consent of Holders” sections set forth in the Indenture,

(6) modify the ranking or priority of the Notes or any Guarantee,

(7) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the Indenture, or

(8) waive a continuing Default or Event of Default in the payment of principal of or interest on the Notes.

      The right of any Holder to participate in any consent required or sought pursuant to any provision of the Indenture (and the obligation of the Company to obtain any such consent otherwise required from such Holder) may be subject to the requirement that such Holder shall have been the Holder of record of any Notes with respect to which such consent is required or sought as of a date identified by the Trustee in a notice furnished to Holders in accordance with the terms of the Indenture.

Concerning the Trustee

      The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict or resign. In the ordinary course of its business, the Trustee provides, and may continue to provide, service to the Company as transfer agent for the common stock and as trustee for other debt securities of the Company.

      The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

Governing Law

      The Indenture, the Notes and the Guarantees are governed by the laws of the State of New York without giving effect to principles of conflict of laws.

Certain Definitions

      Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all terms used in the Indenture.

      “Additional Notes” has the meaning set forth in “— General.”

      “Attributable Debt” means, in respect of a Sale and Leaseback Transaction, the present value (discounted at the weighted average effective interest cost per annum of the outstanding debt securities of the Company of all series, compounded semiannually) of the obligation of the lessee for rental payments during the remaining term of the lease included in such transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended or, if earlier, until the earliest date on which the lessee may terminate such lease upon payment of a penalty (in which case the obligation of the lessee for rental payments shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water and utility rates and similar charges.

      “Bankruptcy Law” means title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

      “Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of or in such Person’s capital stock or other equity interests.

      “Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

      “Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

      “Comparable Treasury Price” means, with respect to any redemption date, (a) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount, on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (b) if such release (or any successor release) is not published or does not contain such price on such business day, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

      “Consolidated Adjusted Tangible Assets” of the Company as of any date means the Consolidated Tangible Assets of the Company and the Restricted Subsidiaries at the end of the fiscal quarter immediately preceding the date less (a) any assets securing any Non-Recourse Indebtedness, as determined in accordance with GAAP and (b) all short term liabilities of the Company and the Restricted Subsidiaries, except for liabilities payable by their terms more than one year from the date of determination (or renewable or extendible at the option of the obligor for a period ending more than one year after such date) and liabilities in respect of retiree benefits other than persons for which the Company or the Restricted Subsidiaries are required to accrue pursuant to Statement of Financial Accounting Standards No. 106.

      “Consolidated Tangible Assets” of the Company as of any date means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable reserves) on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, less (1) Intangible Assets and (2) appropriate adjustments on account of minority interests of other Persons holding equity investments in Restricted Subsidiaries.

      “Credit Facilities” means, collectively, each of the credit facilities of the Company or one or more Restricted Subsidiaries in existence on the Issue Date and one or more other facilities among or between the Company or one or more Restricted Subsidiaries and one or more lenders pursuant to which the Company or any Restricted Subsidiary may incur indebtedness for working capital and general corporate purposes (including acquisitions), as any such facility or line of credit may be amended, restated, supplemented or otherwise modified from time to time, and includes any agreement extending the maturity of, increasing the amount of, or restructuring, all or any portion of the Indebtedness under any such facility or line of credit or any successor facilities or lines of credit and includes any facility or line of credit with one or more lenders refinancing or replacing all or any portion of the Indebtedness under any such facility or line of credit or any successor facility or line of credit.

      “Currency Agreement” of any Person means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in currency values.

      “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

      “Default” means any event, act or condition that is, or after notice or the passage of time or both would be, an Event of Default.

      “Event of Default” has the meaning set forth in “— Events of Default.”

      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect from time to time.

      “Guarantee” means the guarantee of the Notes by each Guarantor under the Indenture.

      “Guarantors” means (i) initially, each of:

C. Richard Dobson Builders, Inc., a Virginia corporation;
CH Investments of Texas, Inc., a Delaware corporation;
CHI Construction Company, an Arizona corporation;
CHTEX of Texas, Inc., a Delaware corporation;
Continental Homes, Inc., a Delaware corporation;
Continental Homes of Texas, L.P., a Texas limited partnership;
Continental Residential, Inc., a California corporation;
D.R. Horton — Emerald, Ltd., a Texas limited partnership;
D.R. Horton, Inc. — Birmingham, an Alabama corporation;
D.R. Horton, Inc. — Chicago, a Delaware corporation;
D.R. Horton, Inc. — Denver, a Delaware corporation;
D.R. Horton, Inc. — Dietz-Crane, a Delaware corporation;
D.R. Horton, Inc. — Greensboro, a Delaware corporation;
D.R. Horton, Inc. — Jacksonville, a Delaware corporation;
D.R. Horton, Inc. — Louisville, a Delaware corporation;
D.R. Horton, Inc. — Minnesota, a Delaware corporation;
D.R. Horton, Inc. — New Jersey, a Delaware corporation;
D.R. Horton, Inc. — Portland, a Delaware corporation;
D.R. Horton, Inc. — Sacramento, a California corporation;
D.R. Horton, Inc. — Torrey, a Delaware corporation;
D.R. Horton Los Angeles Holding Company, Inc., a California corporation;
D.R. Horton Management Company, Ltd., a Texas limited partnership;
D.R. Horton Materials, Inc., a Delaware corporation;
D.R. Horton San Diego Holding Company, Inc., a California corporation;
D.R. Horton — Schuler Homes, LLC, a Delaware limited liability company;
D.R. Horton — Texas, Ltd., a Texas limited partnership;
DRH Cambridge Homes, Inc., a California corporation;
DRH Cambridge Homes, LLC, a Delaware limited liability company;
DRH Construction, Inc., a Delaware corporation;
DRH Energy, Inc., a Colorado corporation;
DRH Regrem IV, Inc., a Delaware corporation;
DRH Regrem V, Inc., a Delaware corporation;
DRH Regrem VII, LP, a Texas limited partnership;
DRH Regrem VIII, LLC, a Delaware limited liability company;
DRH Southwest Construction, Inc., a California corporation;
DRH Tucson Construction, Inc., a Delaware corporation;
DRHI, Inc., a Delaware corporation;
HPH Homebuilders 2000 L.P., a California limited partnership;

KDB Homes, Inc., a Delaware corporation;
Meadows I, Ltd., a Delaware corporation;
Meadows II, Ltd., a Delaware corporation;
Meadows VIII, Ltd., a Delaware corporation;
Meadows IX, Inc., a New Jersey corporation;
Meadows X, Inc., a New Jersey corporation;
Melmort Co., a Colorado corporation;
Melody Homes, Inc., a Delaware corporation;
Schuler Homes of Arizona, LLC, a Delaware limited liability company;
Schuler Homes of California, Inc., a California corporation;
Schuler Homes of Oregon, Inc., an Oregon corporation;
Schuler Homes of Washington, Inc., a Washington corporation;
Schuler Mortgage, Inc., a Delaware corporation;
Schuler Realty Hawaii, Inc., a Hawaii corporation;
SGS Communities at Grande Quay, LLC, a New Jersey limited liability company;
SHA Construction LLC, a Delaware limited liability company;
SHLR of California, Inc., a California corporation;
SHLR of Colorado, Inc., a Colorado corporation;
SHLR of Nevada, Inc., a Nevada corporation;
SHLR of Utah, Inc., a Utah corporation;
SHLR of Washington, Inc., a Washington corporation;
SRHI LLC, a Delaware limited liability company;
SSHI LLC, a Delaware limited liability company;
The Club at Pradera, Inc., a Delaware corporation;
Vertical Construction Corporation, a Delaware corporation;
Western Pacific Funding, Inc., a California corporation;
Western Pacific Housing Co., a California limited partnership;
Western Pacific Housing Management, Inc., a California corporation;
Western Pacific Housing, Inc., a Delaware corporation;
Western Pacific Housing — Antigua, LLC, a Delaware limited liability company;
Western Pacific Housing — Aviara, L.P., a California limited partnership;
Western Pacific Housing — Boardwalk, LLC, a Delaware limited liability company;
Western Pacific Housing — Broadway, LLC, a Delaware limited liability company;
Western Pacific Housing — Canyon Park, LLC, a Delaware limited liability company;
Western Pacific Housing — Carmel, LLC, a Delaware limited liability company;
Western Pacific Housing — Carrillo, LLC, a Delaware limited liability company;
Western Pacific Housing — Communications Hill, LLC, a Delaware limited liability company;
Western Pacific Housing — Copper Canyon, LLC, a Delaware limited liability company;
Western Pacific Housing — Creekside, LLC, a Delaware limited liability company;
Western Pacific Housing — Culver City, L.P., a California limited partnership;
Western Pacific Housing — Del Valle, LLC, a Delaware limited liability company;
Western Pacific Housing — Lomas Verdes, LLC, a Delaware limited liability company;
Western Pacific Housing — Lost Hills Park, LLC, a Delaware limited liability company;
Western Pacific Housing — McGonigle Canyon, LLC, a Delaware limited liability company;
Western Pacific Housing — Mountaingate, L.P., a California limited partnership;
Western Pacific Housing — Norco Estates, LLC, a Delaware limited liability company;
Western Pacific Housing — Oso, L.P., a California limited partnership;
Western Pacific Housing — Pacific Park II, LLC, a Delaware limited liability company;
Western Pacific Housing — Park Avenue East, LLC, a Delaware limited liability company;
Western Pacific Housing — Park Avenue West, LLC, a Delaware limited liability company;
Western Pacific Housing — Playa Vista, LLC, a Delaware limited liability company;
Western Pacific Housing — Poinsettia, L.P., a California limited partnership;
Western Pacific Housing — River Ridge, LLC, a Delaware limited liability company;

Western Pacific Housing — Robinhood Ridge, LLC, a Delaware limited liability company;
Western Pacific Housing — Santa Fe, LLC, a Delaware limited liability company;
Western Pacific Housing — Scripps II, LLC, a Delaware limited liability company;
Western Pacific Housing — Scripps, L.P., a California limited partnership;
Western Pacific Housing — Seacove, L.P., a California limited partnership;
Western Pacific Housing — Studio 528, LLC, a Delaware limited liability company;
Western Pacific Housing — Terra Bay Duets, LLC, a Delaware limited liability company;
Western Pacific Housing — Torrance, LLC, a Delaware limited liability company;
Western Pacific Housing — Torrey Commercial, LLC, a Delaware limited liability company;
Western Pacific Housing — Torrey Meadows, LLC, a Delaware limited liability company;
Western Pacific Housing — Torrey Multi-Family, LLC, a Delaware limited liability company;
Western Pacific Housing — Torrey Village Center, LLC, a Delaware limited liability company;
Western Pacific Housing — Vineyard Terrace, LLC, a Delaware limited liability company;
Western Pacific Housing — Windemere, LLC, a Delaware limited liability company;
Western Pacific Housing — Windflower, L.P., a California limited partnership;
WPH — Camino Ruiz, LLC, a Delaware limited liability company;

and (ii) each of the Company’s Subsidiaries which becomes, and is not subsequently released as, a guarantor of the Notes pursuant to the provisions of the Indenture.

      “Holder” means the Person in whose name a Note is registered in the books of the Registrar for the Notes.

      “Indebtedness” of any Person means, without duplication,

(1) any liability of such Person (a) for borrowed money or under any reimbursement obligation relating to a letter of credit or other similar instruments (other than standby letters of credit or similar instruments issued for the benefit of or surety, performance, completion or payment bonds, earnest money notes or similar purpose undertakings or indemnifications issued by, such Person in the ordinary course of business), (b) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind or with services incurred in connection with capital expenditures (other than any obligation to pay a contingent purchase price which, as of the date of incurrence thereof is not required to be recorded as a liability in accordance with GAAP), or (c) in respect of Capitalized Lease Obligations (to the extent of the capitalized amount thereof determined in accordance with GAAP),

(2) any Indebtedness of others described in clause (1) above that such Person has guaranteed to the extent of the guarantee, and

(3) all Indebtedness of others described in clause (1) above secured by a Security Interest on any property of such Person, whether or not such Indebtedness is assumed by such Person;

provided, that Indebtedness shall not include accounts payable, liabilities to trade creditors of such Person or other accrued expenses arising in the ordinary course of business or obligations under Currency Agreements or Interest Protection Agreements.

      “Intangible Assets” of the Company means all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, write-ups of assets over their prior carrying value (other than write-ups which occurred prior to the Issue Date and other than, in connection with the acquisition of an asset, the write-up of the value of such asset (within one year of its acquisition) to its fair market value in accordance with GAAP) and all other items which would be treated as intangible on the consolidated balance sheet of the Company and the Restricted Subsidiaries prepared in accordance with GAAP.

      “Interest Protection Agreement” of any Person means any interest rate swap agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in interest rates with respect to Indebtedness.

      “Issue Date” means the date on which the Notes are originally issued under the Indenture.

      “Non-Recourse Indebtedness” with respect to any Person means Indebtedness of such Person for which (1) the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness and such property was acquired with the proceeds of such Indebtedness or such Indebtedness was incurred within 180 days after the acquisition of such property and (2) no other assets of such Person may be realized upon in collection of principal or interest on such Indebtedness. Indebtedness which is otherwise Non-Recourse Indebtedness will not lose its character as Non-Recourse Indebtedness because there is recourse to the borrower, any guarantor or any other Person for (a) environmental warranties and indemnities, or (b) indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, insurance and condemnation proceeds and other sums actually received by the borrower from secured assets to be paid to the lender, waste and mechanics’ liens.

      “Permitted Liens” means any mortgage, pledge, lien or security interest:

(1) incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, development obligations, progress payments, government contracts, utility services, developer’s or other obligations to make on-site or off-site improvements and other obligations of like nature (exclusive of obligations for the payment of borrowed money but including the items referred to in the parenthetical in clause (1)(a) of the definition of “Indebtedness”), in each case incurred in the ordinary course of business of the Company and the Restricted Subsidiaries,

(2) constituting attachment or judgment liens,

(3) securing Non-Recourse Indebtedness of the Company or any Restricted Subsidiary; provided, that it applies only to the property financed out of the net proceeds of such Non-Recourse Indebtedness within 180 days after the incurrence of such Non-Recourse Indebtedness,

(4) securing Purchase Money Indebtedness; provided, that it applies only to the property acquired, constructed or improved with the proceeds of such Purchase Money Indebtedness within 180 days after the incurrence of such Purchase Money Indebtedness,

(5) constituting purchase money security interests (including, without limitation, Capitalized Lease Obligations); provided, that it applies only to the property acquired and the related Indebtedness is incurred within 180 days after the acquisition of such property,

(6) constituting the right of a lender or lenders to which the Company or a Restricted Subsidiary may be indebted to offset against, or appropriate and apply to the payment of such, Indebtedness any and all balances, credits, deposits, accounts or money of the Company or a Restricted Subsidiary with or held by such lender or lenders or its affiliates,

(7) constituting the pledge or deposit of cash or property in conjunction with obtaining surety, performance, completion or payment bonds and letters of credit or other similar instruments or providing earnest money obligations, escrows or similar purpose undertakings or indemnifications in the ordinary course of business of the Company and its Restricted Subsidiaries, and

(8) incurred in connection with pollution control, industrial revenue, water, sewage or any similar bonds.

      “Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

      “Purchase Money Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price, or the cost of construction or improvement, of any property to be used in the ordinary course of business by the Company and the Restricted Subsidiaries; provided, however, that (1) the aggregate principal amount of such Indebtedness shall not exceed such purchase price or cost and (2) such Indebtedness shall be incurred no later than 180 days after the acquisition of such property or completion of such construction or improvement.

      “Reference Treasury Dealer” means (a) Citigroup Global Markets Inc. (or any of its affiliates which are Primary Treasury Dealers), and their respective successors; provided, however that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer, and (b) any other Primary Treasury Dealer(s) selected by the Company.

      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

      “Remaining Scheduled Payments” means, with respect to any Note, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided however that if such redemption date is not an Interest Payment Date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption.

      “Restricted Subsidiary” means any Subsidiary of the Company which is not an Unrestricted Subsidiary.

      “Sale and Leaseback Transaction” means a sale or transfer made by the Company or a Restricted Subsidiary (except a sale or transfer made to the Company or another Restricted Subsidiary) of any property which is either (a) a manufacturing facility, project club house, amenity center and common area, office building, warehouse or distribution facility whose book value equals or exceeds 1% of Consolidated Adjusted Tangible Assets as of the date of determination or (b) another property which exceeds 5% of Consolidated Adjusted Tangible Assets as of the date of determination, if such sale or transfer is made with the agreement, commitment or intention of leasing such property to the Company or a Restricted Subsidiary.

      “Secured Debt” means any Indebtedness which is secured by (a) a Security Interest in any property of the Company or a Restricted Subsidiary or (b) a Security Interest in Capital Stock owned directly or indirectly by the Company or a Restricted Subsidiary in a corporation or other entity (other than an Unrestricted Subsidiary) or in the rights of the Company or a Restricted Subsidiary in respect of Indebtedness of a corporation or other entity (other than an Unrestricted Subsidiary) in which the Company or a Restricted Subsidiary owns Capital Stock. The securing in the foregoing manner of any such Indebtedness which immediately prior thereto was not Secured Debt shall be deemed to be the creation of Secured Debt at the time security is given.

      “Security Interest” means any mortgage, pledge, lien, or other security interest which secures the payment or performance of an obligation.

      “Senior Indebtedness” means the principal of (and premium, if any, on) and interest on (including interest accruing after the occurrence of an event of default or after the filing of a petition initiating any proceeding pursuant to any Bankruptcy Law whether or not such interest is an allowable claim in any such proceeding) and other amounts due on or in connection with any Indebtedness, whether outstanding on the date hereof or hereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the debt securities under the Indenture. Notwithstanding the foregoing, “Senior Indebtedness” shall not include

(1) Indebtedness that is expressly subordinated in right of payment to any Senior Indebtedness, (2) Indebtedness that by operation of law is subordinate to any of general unsecured obligations, (3) Indebtedness to any Subsidiary or (4) Indebtedness incurred in violation of the restrictions described under “Restrictions on Secured Debt” and “Restrictions on Sale and Leaseback Transactions.”

      “Significant Subsidiary” means any Subsidiary of the Company which would constitute a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act.

      “Subsidiary” of any Person means any corporation or other entity of which a majority of the Capital Stock having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions is at the time directly or indirectly owned or controlled by such Person.

      “Successor” has the meaning set forth in “— Certain Covenants — Limitations on Mergers, Consolidations and Sale of Assets.”

      “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

      “Trustee” means the party named as such above until a successor replaces such party in accordance with the applicable provisions of the Indenture and thereafter means the successor serving hereunder.

      “Unrestricted Subsidiary” means any Subsidiary of the Company (1) that is engaged in (a) mortgage banking (including mortgage origination, loan servicing, mortgage brokerage and related businesses), master servicing or related activities, including, without limitation, a Subsidiary which facilitates the financing of mortgage loans and mortgage-backed securities and the securitization of mortgage-backed bonds and other related activities or (b) title insurance, title agency, escrow or related businesses; (2) that is engaged in the insurance business; or (3) that does not guarantee the Indebtedness (other than the Notes) outstanding under any of the Credit Facilities, the Indenture, dated as of June 9, 1997, among the Company, the guarantors named therein and the Trustee (as amended or supplemented from time to time) or the Indenture, dated as of September 11, 2000, among the Company, the guarantors named therein and American Stock Transfer & Trust Company (as amended or supplemented from time to time).

Book Entry, Delivery and Form

      The Notes offered hereby will be issued in the form of a fully registered Global Note (the “Global Note”). The Global Note will be deposited on or about the Issue Date with, or on behalf of, The Depository Trust Company (the “Depositary”) and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the “Global Note Holder”).

      The Depositary is a limited-purpose trust company which was created to hold securities for its participating organizations (collectively, the “Participants” or the “Depositary’s Participants”) and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary’s Participants include securities brokers and dealers (including the underwriters), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants” or the “Depositary’s Indirect Participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary’s Participants or the Depositary’s Indirect Participants.

      The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants designated by the underwriters with portions of the principal amount of the Global Note and (ii) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary’s Participants), the Depositary’s Participants and the Depositary’s Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes will be limited to such extent.

      So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole owner or Holder of such Notes outstanding under the Indenture. Except as provided below, owners of Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form, and will not be considered the Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. As a result, the ability of a Person having a beneficial interest in Notes represented by the Global Note to pledge such interest to Persons or entities that do not participate in the Depositary’s system or to otherwise take actions in respect of such interest may be affected by the lack of a physical certificate evidencing such interest.

      Neither the Company, the Trustee, the Paying Agent nor the Notes Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such Notes.

      Payments in respect of the principal, premium, if any, and interest on any Notes registered in the name of a Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of such Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, and interest).

      The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary’s Participants and the Depositary’s Indirect Participants to the beneficial owner of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary’s Participants or the Depositary’s Indirect Participants.

      As long as the Notes are represented by a Global Note, the Depositary’s nominee will be the Holder of the Notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the Notes. Notice by Participants or Indirect Participants or by owners of beneficial interests in a Global Note held through such Participants or Indirect Participants of the exercise of the option to elect repayment of beneficial interests in Notes represented by a Global Note must be transmitted to the Depositary in accordance with its procedures on a form required by the Depositary and provided to Participants. In order to ensure that the Depositary’s nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or the Participant or Indirect Participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to repayment. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other Participant or Indirect Participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary. The Company will not be liable for any delay in delivery of notices of the exercise of the option to elect repayment.

Certificated Securities

      Subject to certain conditions, any Person having a beneficial interest in the Global Note may, upon request to the Company or the Trustee, exchange such beneficial interest for Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Notes in the name of, and cause the same to be delivered to, such Person or Persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the relevant Global Note Holder of its Global Note, Notes in such form will be issued to each Person that such Global Note Holder and the Depositary identify as the beneficial owner of the related Notes.

      Neither the Company nor the Trustee shall be liable for any delay by the related Global Note Holder or the Depositary in identifying the beneficial owners of Notes and each such Person may conclusively rely on and shall be protected in relying on, instructions from the Global Note Holder or of the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts of the Notes to be issued).

Same-Day Settlement and Payment

      The Indenture requires that payments in respect of the Notes (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holders. The Company expects that secondary trading in the Certificated Notes also will be settled in immediately available funds.

Transfer and Exchange

      A Holder may transfer or exchange the Notes in accordance with the procedures set forth in the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any Note selected for redemption. Also, the Registrar is not required to transfer or exchange any Note for a period of 15 days before a selection of the Notes to be redeemed.

      The registered Holder of a Note will be treated as the owner of it for all purposes.

UNDERWRITING

      Citigroup Global Markets Inc. is acting as the sole bookrunning manager of and sole underwriter for this offering. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, all of the notes.

      The underwriting agreement provides that the obligations of the underwriter to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriter is obligated to purchase all of the notes if it purchases any of the notes.

      The underwriter has advised us that it proposes to offer the notes from time to time for sale in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The underwriter may effect such transactions by selling the notes to or through dealers, and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriter and/or the purchasers of the notes for whom it may act as agent. The underwriter and any dealer that participates with the underwriter in the distribution of the notes may be deemed to be an underwriter, and any discounts or commissions received by them and any profit on the resale of the notes by them may be deemed to be underwriting discounts or commissions, under the Securities Act of 1933, as amended.

      In connection with the offering, Citigroup may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriter in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

      The underwriter may impose a penalty bid. Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when Citigroup, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

      Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriter may conduct these transactions in the over-the-counter market or otherwise. If the underwriter commences any of these transactions, it may discontinue them at any time.

      We estimate that our total expenses for this offering and the offering of the other notes pursuant to the prospectus supplement dated October 7, 2004, excluding underwriting discounts and commissions, will be approximately $450,000.

      We expect to deliver the notes against payment for the notes on or about October 15, 2004, which will be the fourth business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on or before the business day next succeeding the date of pricing will be required, by virtue of the fact that the notes initially will settle in T+4, to specify alternative settlement arrangements to prevent a failed settlement.

      The underwriter and its affiliates have in the past engaged in, and may in the future engage in transactions with and perform services, including commercial banking, financial advisory and investment banking transactions, for us and our affiliates in the ordinary course of business for which they have received, or may receive, customary fees and expenses. An affiliate of Citigroup is co-documentation agent and a lender under our revolving credit facility.

      We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriter may be required to make because of any of those liabilities.

LEGAL MATTERS

      Gibson, Dunn & Crutcher LLP, Dallas, Texas, will issue an opinion about the validity of the notes. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

      The consolidated financial statements of D.R. Horton, Inc. appearing in its Annual Report on Form 10-K for the year ended September 30, 2003, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

$2,000,000,000

D.R. Horton, Inc.

Debt Securities, Preferred Stock, Depositary Shares,

Common Stock, Warrants, Stock Purchase Contracts
and Stock Purchase Units

Trust Preferred Securities of

DRH Capital Trust I,
DRH Capital Trust II and DRH Capital Trust III
and Related Subordinated Trust Debt Securities
and Guarantees of D.R. Horton, Inc.

Units of These Securities

        We will provide specific terms of these securities in supplements to this prospectus at the time we offer or sell any of these securities. You should read this prospectus and any supplement carefully before you invest.

      Investing in these securities involves risks. See “Risk Factors” beginning on page 1 and in the prospectus supplement we will deliver with this prospectus.

       Our common stock is listed on the New York Stock Exchange under the symbol “DHI.”

      The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated August 12, 2004

Forward-Looking Statements	i
Risk Factors	1
The Company	5
The Trusts	7
Securities We May Offer	9
Use of Proceeds	10
Summary Consolidated Financial Information and Operating Data	11
Ratio of Earnings to Fixed Charges	13
Description of Debt Securities	14
Description of Common Stock, Preferred Stock and Depositary Shares	18
Description of Warrants	22
Description of Stock Purchase Contracts and Stock Purchase Units	23
Description of Units	23
Description of Trust Preferred Securities	24
Plan of Distribution	34
Legal Matters	36
Experts	36
Where You Can Find More Information	36
Incorporation of Certain Documents by Reference	36

      Unless the context otherwise requires, the terms “D.R. Horton,” the “Company,” “we” and “our” refer to D.R. Horton, Inc., a Delaware corporation, and its predecessors and subsidiaries.

FORWARD-LOOKING STATEMENTS

      The statements contained in this prospectus and the information incorporated by reference into this prospectus include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs as well as assumptions made by, and information currently available to, management. These forward-looking statements typically include the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or other words of similar meaning. These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results to differ materially from the expectations or results we discuss in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to:

•	changes in general economic, real estate and business conditions;

•	changes in interest rates and the availability of mortgage financing;

•	governmental regulations and environmental matters;

•	our substantial debt;

•	competitive conditions within our industry;

•	the availability of capital; and

•	our ability to effect our growth strategies successfully.

      We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in additional documents incorporated into this prospectus by reference should be consulted.

      For further factors you should consider, please refer to the “Risk Factors” section beginning on page 1 of this prospectus and the Management’s Discussion and Analysis of Financial Condition and Results of Operations section in our annual report on Form 10-K for the year ended September 30, 2003 and in our quarterly reports on Form 10-Q for the quarters ended December 31, 2003 and March 31, 2004.

i

RISK FACTORS

      Before purchasing any securities we may offer, you should consider all of the information set forth in this prospectus, in the prospectus supplement we will deliver with this prospectus, and in the information incorporated by reference. In particular, you should evaluate the risk factors relating to our business set forth below and the risk factors set forth in the prospectus supplement we will deliver with this prospectus. It is anticipated that the prospectus supplement will contain a description of the risks relating to the securities we may offer pursuant to the prospectus supplement.

Because of the cyclical nature of our industry, future changes in general economic, real estate construction or other business conditions could adversely affect our business.

      Cyclical industry. The homebuilding industry is cyclical and is significantly affected by changes in general and local economic conditions, such as:

•	employment levels;

•	availability of financing for home buyers;

•	interest rates;

•	consumer confidence; and

•	housing demand.

      These may occur on a national scale or may affect some of the regions in which we operate more than others.

      An oversupply of alternatives to new homes, such as rental properties and used homes, could depress new home prices and reduce our margins on the sales of new homes.

      Risks related to national security. Continued military deployments in the Middle East and other overseas regions, terrorist attacks, other acts of violence or threats to national security, and any corresponding response by the United States or others, or related domestic or international instability, may adversely affect general economic conditions or cause a slowdown of the national economy, which in turn could adversely affect our business.

      Inventory risks. Inventory risks can be substantial for our homebuilding business. We must continuously seek and make acquisitions of land for expansion into new markets and for replacement and expansion of land inventory within our current markets. The risks inherent in purchasing and developing land increase as consumer demand for housing decreases. Thus, we may have bought and developed land on which we cannot build and sell homes. The market value of undeveloped land, building lots and housing inventories can fluctuate significantly as a result of changing market conditions. We cannot assure you that the measures we employ to manage inventory risks and costs will be successful.

      In addition, inventory carrying costs can be significant and can result in losses in a poorly performing project or market. In the event of significant changes in economic or market conditions, we may have to sell homes at a loss.

      Supply risks. The homebuilding industry has from time to time experienced significant difficulties, including:

•	shortages of qualified trades people;

•	reliance on local subcontractors, who may be inadequately capitalized;

•	shortages of materials; and

•	volatile increases in the cost of materials, particularly increases in the price of lumber, drywall and cement, which are significant components of home construction costs.

      Risks from nature. Weather conditions and natural disasters, such as hurricanes, tornadoes, earthquakes, volcanic activity, droughts, floods and wildfires, can harm our homebuilding business. The climates and geology of many of the states in which we operate, including California, Florida, Georgia, Hawaii, North Carolina, Oregon, South Carolina, Texas and Washington, present increased risks of natural disaster.

      As a result of all of the foregoing, in the future, potential customers may be less willing or able to buy our homes, or we may take longer or incur more costs to build them. We may not be able to recapture increased costs by raising prices in many cases because we fix our prices up to six months in advance of delivery by signing home sales contracts. In addition, some home buyers may cancel or not honor their home sales contracts altogether.

Future increases in interest rates or reductions in mortgage availability could prevent potential customers from buying our homes which could adversely affect our business.

      Most of our customers finance their home purchases through lenders providing mortgage financing. Increases in interest rates or decreases in availability of mortgage financing could depress the market for new homes because of the increased monthly mortgage costs to potential home buyers. Even if potential customers do not need financing, changes in interest rates and mortgage availability could make it harder for them to sell their current homes to potential buyers who need financing. This could adversely affect sales of our homes, which could adversely affect our financial results.

      In addition, we believe that the availability of FHA and VA mortgage financing is an important factor in marketing many of our homes. We also believe that the liquidity provided by Fannie Mae and Freddie Mac to the mortgage industry is important to the housing market. Any limitations or restrictions on the availability of such financing or on such liquidity could adversely affect our sales.

Governmental regulations could increase the cost and limit the availability of our development and homebuilding projects or otherwise adversely affect our business.

      We are subject to extensive and complex regulations that affect the development and homebuilding processes, including zoning, density restrictions and building standards. These regulations often provide broad discretion to the administering governmental authorities as to the conditions we must meet prior to being approved, if approved at all. We are subject to determinations by these authorities as to the adequacy of water or sewage facilities, roads or other local services. These can delay or increase the costs of development or homebuilding.

      New housing developments may be subject to various assessments for schools, parks, streets and other public improvements. These can cause an increase in the effective prices for our homes. In addition, increases in property tax rates by local governmental authorities, as recently experienced in response to reduced federal and state funding, can adversely affect the ability of potential customers to obtain financing or their desire to purchase new homes.

      We also are subject to a variety of local, state and federal laws and regulations concerning protection of the environment. These environmental laws may result in delays, may cause us to incur substantial compliance and other costs, and can prohibit or severely restrict development and homebuilding activity in environmentally sensitive regions or areas.

      Our financial services operations are also subject to numerous federal, state and local laws and regulations. These include eligibility requirements for participation in federal loan programs and compliance with consumer lending and similar requirements. These may limit our ability to provide mortgage financing or title services to potential purchasers of our homes.

Our substantial debt could adversely affect our financial condition.

      We have a significant amount of debt. In our most recent offering of debt securities on July 12, 2004, we issued $200.0 million in aggregate principal amount of our 6.125% senior notes due 2014. As of March 31, 2004, assuming we had completed the offering of our 6.125% senior notes on that date and the net proceeds of such offering were used to reduce borrowings under our revolving credit facility, and giving effect to the payment of our 8.375% senior notes due June 15, 2004 from the net proceeds of our January 2004 issuance of our 5% senior notes due 2009, our consolidated debt would have been approximately $3.1 billion. We may incur significant additional debt, subject to the restrictions in our revolving credit facility and our indentures.

      Possible consequences. The amount of our debt could have important consequences to you. For example, it could:

•	limit our ability to obtain future financing for working capital, capital expenditures, acquisitions, debt service requirements or other requirements;

•	require us to dedicate a substantial portion of our cash flow from operations to payment of our debt and reduce our ability to use our cash flow for other purposes;

•	limit our flexibility in planning for, or reacting to, the changes in our business;

•	place us at a competitive disadvantage because we have more debt than some of our competitors; and

•	make us more vulnerable in the event of a downturn in our business or in general economic conditions.

      Dependence on future performance. Our ability to meet our debt service and other obligations will depend upon our future financial performance. We are engaged in businesses that are substantially affected by changes in economic conditions. Our revenues and earnings vary with the level of general economic activity in the markets we serve. Our businesses are also affected by financial, political, business and other factors, many of which are beyond our control. The factors that affect our ability to generate cash can also affect our ability to raise additional funds for these purposes through the sale of debt or equity securities, the refinancing of debt, or the sale of assets. Changes in prevailing interest rates may affect our ability to meet our debt service obligations, because borrowings under our revolving credit facility bear interest at floating rates. We have entered into “interest rate swap” agreements to fix our interest rate for only a portion of our outstanding borrowings.

      Our debt payment obligations for the repayment of principal on our outstanding debt for the 12 months following March 31, 2004 total $606.3 million, including the $150.0 million aggregate principal amount of our 8.375% senior notes due June 15, 2004, which was paid on June 15, 2004 from the net proceeds of our January 2004 issuance of our 5% senior notes due 2009. Based on the current level of operations, we believe our cash flow from operations, available cash, available borrowings under our revolving credit facility, available borrowings under and our ability to refinance or renew our mortgage warehouse loan facility and our mortgage-backed commercial paper conduit facility and our ability to access the capital markets in a timely manner will be adequate to meet our future cash needs. We cannot assure you, however, that in the future our business will generate sufficient cash flow from operations or that borrowings will be available to us in an amount sufficient to enable us to pay or refinance our indebtedness or to fund other cash needs.

      Indenture and credit facility restrictions. The indentures governing our outstanding public debt and our revolving credit facility impose restrictions on our operations and activities. The most significant restrictions relate to debt incurrence, lien incurrence, sales of assets and cash distributions by us and require us to comply with certain financial covenants. If we fail to comply with any of these restrictions or covenants, the trustees or the lending banks, as appropriate, could cause our debt to become due and payable prior to maturity. In addition, available credit under our revolving credit facility is subject to limitations based on specified percentages of the costs of unsold homes, developed lots and lots under development included in inventory and the amount of other senior, unsecured indebtedness. Under the most restrictive of the limitations imposed by our indentures and revolving credit agreement, as of March 31, 2004, assuming we had completed the offering of our 6.125% senior notes due 2014 on that date and the net proceeds of such offering were used to reduce borrowings under our revolving credit facility, and giving effect to the payment of our 8.375% senior notes due June 15, 2004 from the net proceeds of our January 2004 issuance of our 5% senior notes due 2009, we would have been permitted to increase our homebuilding debt by approximately $2,052.6 million. This amount is not intended as an indication of the amount of additional debt we could in fact obtain.

Homebuilding is very competitive, and competitive conditions could adversely affect our business.

      The homebuilding industry is highly competitive. Homebuilders compete not only for home buyers, but also for desirable properties, financing, raw materials and skilled labor. We compete with other local, regional and national homebuilders, including those with a sales presence on the Internet, often within larger subdivisions designed, planned and developed by such homebuilders. The competitive conditions in the homebuilding industry could result in:

•	difficulty in acquiring suitable land at acceptable prices;

•	increased selling incentives;

•	lower sales or profit margins; or

•	delays in construction of our homes.

      If we are affected by these competitive conditions at increased levels, our business and results of operations could be adversely affected.

Our future growth may require additional capital, which may not be available.

      Our operations require significant amounts of cash. We may be required to seek additional capital, whether from sales of equity or debt or additional bank borrowings, for the future growth and development of our business. We can give no assurance as to the availability of such additional capital or, if available, whether it would be on terms acceptable to us. Moreover, the indentures for our outstanding debt and our revolving credit facility contain provisions that restrict the debt we may incur in the future. If we are not successful in obtaining sufficient capital, it could reduce our sales and may adversely affect our future growth and results of operations.

We cannot assure you that our growth strategies will be successful.

      Since 1993, we have acquired many homebuilding companies. Although we have recently focused on internal growth, we may make strategic acquisitions of homebuilding companies in the future. Successful strategic acquisitions require the integration of operations and management and other efforts to realize the benefits that may be available. Although we believe that we have been successful in doing so in the past, we can give no assurance that we would be able to identify, acquire and integrate successfully strategic acquisitions in the future. Acquisitions can result in the dilution of existing stockholders if we issue our common stock as consideration or reduce our liquidity or increase our debt if we fund them with cash. In addition, acquisitions can expose us to the risk of writing-off goodwill related to such acquisitions based on the subsequent results of the reporting units to which the acquired businesses were assigned. Moreover, we may not be able to implement successfully our operating and growth strategies within our existing markets.

Homebuilding is subject to warranty and product liability claims in the ordinary course of business that can be significant.

      As a homebuilder, we are subject to home warranty and construction defect claims arising in the ordinary course of business. As a consequence, we maintain product liability insurance, obtain indemnities and certificates of insurance from subcontractors generally covering claims related to workmanship and materials and create warranty reserves for the homes we sell based on historical experience in our markets and our judgment of the qualitative risks associated with the types of homes built. Because of the uncertainties inherent to these matters, we cannot provide assurance that our insurance coverage, our subcontractor arrangements and our reserves will be adequate to address all of our warranty and construction defect claims in the future. Contractual indemnities can be difficult to enforce, we may be responsible for applicable self-insured retentions and some types of claims may not be covered by insurance or may exceed applicable coverage limits. Additionally, the coverage offered by and availability of product liability insurance for construction defects is currently limited and costly. There can be no assurance that coverage will not be further restricted and become more costly.

THE COMPANY

      We are a national homebuilder. We construct and sell single-family homes in metropolitan areas of the Mid-Atlantic, Midwest, Southeast, Southwest and West regions of the United States. We offer high quality homes, designed principally for first-time and move-up home buyers. Our homes generally range in size from 1,000 to 5,000 square feet and range in price from $80,000 to $900,000. For the year ended September 30, 2003, we closed 35,934 homes with an average closing sales price approximating $231,900. For the six months ended March 31, 2004, we closed 19,065 homes with an average closing sales price approximating $230,000.

      We are one of the largest and most geographically diversified homebuilders in the United States, with operating divisions in 21 states and 51 markets. The markets we operate in include: Albuquerque, Atlanta, Austin, Baltimore, Bend (Oregon), Birmingham, Charleston, Charlotte, Chicago, Colorado Springs, Columbia, Dallas, Denver, Fort Collins, Fort Myers/ Naples, Fort Worth, Greensboro, Greenville, Hawaii, Hilton Head, Houston, Inland Empire (Southern California), Jacksonville, Killeen (Texas), Laredo (Texas), Las Vegas, Los Angeles, Maryland-D.C., Miami/ West Palm Beach, Minneapolis/ St. Paul, Myrtle Beach, New Jersey, Oakland, Orange County, Orlando, Philadelphia, Phoenix, Portland, Raleigh/ Durham, Rio Grande Valley (Texas), Sacramento, Savannah, Salt Lake City, San Antonio, San Diego, San Francisco, Seattle/ Tacoma, Tampa, Tucson, Ventura County, and Virginia-D.C.

      Our financial reporting segments consist of homebuilding and financial services. Our homebuilding operations are a substantial part of our business, comprising approximately 98% of consolidated revenues for the year ended September 30, 2003 and for the six months ended March 31, 2004, and approximately 91% and 94% of our consolidated income before income taxes for the year ended September 30, 2003 and for the six months ended March 31, 2004, respectively. Our homebuilding operations segment generates the majority of its revenues from the sale of completed homes with a lesser amount from the sale of land and lots. Our financial services segment generates its revenues from originating and selling mortgages and collecting fees for title insurance and closing services. Financial information, including revenue, pre-tax income and identifiable assets, for both of our reporting segments is included in our consolidated financial statements.

      Donald R. Horton began our homebuilding business in 1978. In 1991 we were incorporated in Delaware to acquire the assets and businesses of our predecessor companies which were residential home construction and development companies owned or controlled by Mr. Horton. Since July 1993, we have acquired 17 other homebuilding companies. Our acquisitions have strengthened our market position in existing markets and expanded our geographic presence and product offerings in other markets.

      Our principal executive offices are at 1901 Ascension Blvd., Suite 100, Arlington, Texas 76006, our telephone number is (817) 856-8200, and our Internet website address is www.drhorton.com. Information on our Internet website is not part of this prospectus.

Recent Developments

Third Quarter Financial Results

      Our net income for the third quarter ended June 30, 2004 increased approximately 62% to $251.3 million, compared to $155.6 million for the same quarter of fiscal 2003. Third quarter revenue increased approximately 26% to $2.8 billion, compared to $2.2 billion for the same quarter of fiscal 2003. Homebuilding revenue for the third quarter was $2.7 billion (11,050 homes closed), compared to $2.2 billion (9,005 homes closed) for the same period of fiscal 2003.

      Our net income for the nine months ended June 30, 2004 increased approximately 58% to $625.5 million, compared to $395.2 million for the same period of fiscal 2003. Revenue for the nine months ended June 30, 2004 increased approximately 25% to $7.3 billion, compared to $5.9 billion for the same period of fiscal 2003. Homebuilding revenue for the nine months ended June 30, 2004 was $7.2 billion (30,115 homes closed), compared to $5.7 billion (24,407 homes closed) for the same period of fiscal 2003.

      As of June 30, 2004, we had $8.2 billion of total assets, $4.6 billion of total liabilities (including minority interests in joint ventures) and $3.6 billion of stockholders’ equity.

Quarterly Cash Dividend

      On July 22, 2004 we declared a cash dividend of eight cents ($0.08) per share. Adjusted for the three for two stock split of January 12, 2004, the dividend represents a 71% increase over the $0.07 per share quarterly cash dividend declared in the same quarter of last year. The dividend is payable on August 20, 2004 to stockholders of record on August 6, 2004.

THE TRUSTS

      We created three Delaware business trusts pursuant to three trust agreements executed by us as sponsor for each trust, appointed trustees for each trust and filed a certificate of trust for each trust with the Delaware Secretary of State. The trusts are named DRH Capital Trust I, DRH Capital Trust II and DRH Capital Trust III. The trust agreement of each trust will be amended and restated prior to the issuance and sale by such trust of its trust securities, which consist of trust preferred securities and trust common securities. The original trust agreement is, and the form of the amended and restated trust agreement will be, filed as an exhibit to the registration statement of which this prospectus forms a part. The trust agreement for each trust states the terms and conditions for each trust to issue and sell its trust securities.

      Each trust will exist solely to:

•	issue and sell its trust securities;

•	use the proceeds from the sale of its trust securities to purchase and hold a series of our subordinated trust debt securities;

•	maintain its status as a grantor trust for federal income tax purposes; and

•	engage in other activities that are necessary or incidental to these purposes.

      We will purchase all of the trust common securities of each trust if any such securities are sold. The trust common securities will represent an aggregate liquidation amount equal to at least 3% of each trust’s total capitalization. The trust common securities will have terms substantially identical to, and will rank equal in priority of payment with, the trust preferred securities. However, if an event of default under a trust agreement occurs, cash distributions and liquidation, redemption and other amounts payable on the trust common securities will be subordinate to the trust preferred securities in priority of payment.

      We will guarantee the trust preferred securities as described later in this prospectus.

      Trustees appointed by us, as holder of the trust common securities, will conduct each trust’s business and affairs. Trust agreements will govern the duties and obligations of the trustees. Pursuant to each trust agreement, the number of trustees will initially be four, with three different functions. Two of the trustees, who are administrative trustees, will be persons who are our employees or officers or are otherwise affiliated with us. The third trustee, which is the Delaware trustee, will be an individual resident of the State of Delaware or a corporation which maintains a principal place of business in the State of Delaware. The Delaware trustee will serve the sole purpose of complying with certain Delaware laws. The fourth trustee will be a bank or trust company unaffiliated with us and will serve as property trustee under each trust agreement and as indenture trustee for purposes of the Trust Indenture Act of 1939. Currently, CT Corporation System acts as the Delaware trustee and American Stock Transfer & Trust Company as the property trustee. The property trustee will also act as indenture trustee under the indenture and guarantee trustee under the trust guarantee as described later in this section. We, as the holder of all the trust common securities, will have the right to appoint, remove or replace any trustee and to increase or decrease the number of trustees, provided that the number of trustees will be at least three, two of which will be the administrative trustees and one of which will be the Delaware trustee.

      The property trustee will hold title to our subordinated trust debt securities held by the trust for the benefit of the holders of the trust securities. The property trustee will have the power to exercise all rights, powers and privileges as the holder of the subordinated trust debt securities under the indenture pursuant to which the subordinated trust debt securities will be issued. In addition, the property trustee will maintain exclusive control of a segregated non-interest bearing bank account to hold all payments made in respect of the subordinated trust debt securities for the benefit of the holders of the trust securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from the account. The guarantee trustee will hold the guarantee by us of the trust securities for the benefit of the holders of the trust preferred securities.

      We will pay all fees and expenses related to each trust and each offering of the related trust preferred securities and will pay all ongoing costs and expenses of each trust, except such trust’s obligations under the related trust securities.

      The rights of the holders of the trust preferred securities, including economic rights, rights to information and voting rights, are set forth in each trust’s trust agreement and the Delaware Statutory Trust Act and the Trust Indenture Act. The principal place of business of each trust is c/o D.R. Horton, Inc., 1901 Ascension Blvd., Suite 100, Arlington, Texas 76006. The telephone number is 817-856-8200.

SECURITIES WE MAY OFFER

Types of Securities

      The types of securities that we may offer and sell from time to time by this prospectus are:

•	debt securities, which we may issue in one or more series and which may include guarantees of the debt securities by most of our subsidiaries,

•	preferred stock, which we may issue in one or more series,

•	depositary shares,

•	common stock,

•	warrants entitling the holders to purchase common stock, preferred stock or debt securities,

•	stock purchase contracts or

•	stock purchase units.

      In addition, from time to time by this prospectus, one or more of the trusts may offer and sell trust preferred securities, which will include our trust guarantees. The trusts will hold our subordinated trust debt securities, which may be distributed to holders of trust securities under specified circumstances.

      We may also offer and sell units of the above securities, which may or may not include trust preferred securities issued by one or more of the trusts.

      The aggregate initial offering price of all securities sold will not exceed $2,000,000,000. When we sell securities, we will determine the amounts of securities we will sell and the prices and other terms on which we will sell them. We may sell securities to or through underwriters, through agents or dealers or directly to purchasers.

Additional Information

      We will describe in a prospectus supplement, which we will deliver with this prospectus, the terms of particular securities which we may offer in the future. In each prospectus supplement we will include the following information:

•	The type and amount of securities which we propose to sell;

•	The initial public offering price of the securities;

•	The names of the underwriters, agents or dealers, if any, through or to which we will sell the securities;

•	The compensation, if any, of those underwriters, agents or dealers;

•	If applicable, information about securities exchanges or automated quotation systems on which the securities will be listed or traded;

•	Material United States federal income tax considerations applicable to the securities;

•	Any material risk factors associated with the securities; and

•	Any other material information about the offer and sale of the securities.

      In addition, the prospectus supplement may also add, update or change the information contained in the prospectus.

USE OF PROCEEDS

      Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes. These purposes may include:

•	reducing or repaying existing indebtedness, including our revolving credit facility or outstanding debt securities;

•	providing additional working capital;

•	acquiring and developing land;

•	constructing new homes; and

•	acquiring companies in homebuilding and related businesses.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION AND OPERATING DATA

      The following summary consolidated financial information for the five years ended September 30, 2003, is derived from our audited consolidated financial statements. The following summary consolidated financial information for the six months ended March 31, 2004 and 2003 is derived from our unaudited consolidated financial statements. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information incorporated by reference in this prospectus. These historical results are not necessarily indicative of the results to be expected in the future. Operating results for the six months ended March 31, 2004 are not necessarily indicative of the results that may be expected for the entire year ending September 30, 2004.

								Six Months Ended
	For the Fiscal Years Ended September 30,							March 31,

	1999	2000	2001	2002		2003		2003		2004

	(In Millions, Except for Number of Homes and Per Share Amounts)
Income statement data(1):
Revenues:
Homebuilding	$3,119.0	$3,604.2	$4,383.6	$6,625.2		$8,552.1		$3,575.5		$4,456.8
Financial services	37.3	49.5	72.0	113.6		176.0		78.0		83.0
Gross profit — homebuilding	570.5	663.1	856.4	1,260.8		1,746.3		710.5		1,010.3
Income before income taxes:
Homebuilding	250.7	294.5	380.8	591.1		914.7		344.0		571.6
Financial services	13.1	14.7	27.0	56.4		93.4		41.1		36.8
Income before cumulative effect of change in accounting principle	159.8	191.7	254.9	404.7		626.0		239.7		374.2
Cumulative effect of change in accounting principle, net of income taxes(2)	—	—	2.1	—		—		—		—
Net income(3)	159.8	191.7	257.0	404.7		626.0		239.7		374.2
Income before cumulative effect of change in accounting principle per share(4):
Basic	0.94	1.14	1.50	2.01		2.81		1.09		1.61
Diluted	0.92	1.13	1.47	1.91		2.73		1.08		1.58
Net income per share(4):
Basic	0.94	1.14	1.51	2.01		2.81		1.09		1.61
Diluted	0.92	1.13	1.48	1.91		2.73		1.08		1.58
Selected operating data(1):
Gross profit margin — homebuilding	18.3%	18.4%	19.5%	19.	%	20.	%	19.	%	22.	%
Number of homes closed	18,395	19,144	21,371	29,761		35,934		15,402		19,065
New sales orders, net (homes)(5)	18,911	19,223	22,179	31,491		38,725		17,800		21,714
New sales orders, net ($ value)(5)	$3,266.2	$3,676.4	$4,502.6	$6,885.9		$9,162.3		$4,138.0		$5,367.5
Sales backlog at end of period (homes)(6)	7,309	7,388	9,263	12,697		15,488		15,095		18,137
Sales backlog at end of period ($ value)(6)	$1,356.5	$1,536.9	$1,933.8	$2,825.2		$3,653.4		$3,518.9		$4,635.7
Other financial data(1):
Interest expensed:
Expensed directly	$16.5	$15.8	$14.1	$11.5		$12.6		$3.9		$5.7
Amortized to cost of sales	58.2	69.6	91.4	136.1		219.4		89.2		107.7
Provision for income taxes	104.0	117.5	152.9	242.8		382.2		145.4		234.2
Depreciation and amortization	20.3	22.0	31.2	32.8		41.8		18.8		21.9
Interest incurred(7)	81.0	110.0	136.3	204.3		246.9		120.5		120.4

	As of September 30,					As of March 31,

	1999	2000	2001	2002	2003	2003	2004

	(In Millions)
Balance Sheet Data(1):
Inventories	1,866.1	2,191.0	2,804.4	4,343.1	5,082.3	4,736.2	5,835.6
Total assets	2,361.8	2,694.6	3,652.2	6,017.5	7,279.4	6,398.9	7,643.7
Notes payable	1,190.6	1,344.4	1,884.3	2,878.3	2,963.1	3,088.9	3,147.7
Stockholders’ equity	797.6	969.6	1,250.2	2,269.9	3,031.3	2,466.0	3,390.2

(1)	On February 21, 2002, we acquired Schuler Homes in a merger. The total merger consideration consisted of 20,079,532 shares of D.R. Horton common stock, valued at $30.93 per share; $168.7 million in cash; $802.2 million of assumed Schuler debt, $238.2 million of which was paid at closing; $218.7 million of assumed trade payables and other liabilities and $10.8 million of assumed obligations to the Schuler entities’ minority interest holders.

(2)	On October 1, 2000, we adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS #133) as amended by SFAS #137 and #138. Accordingly, the fair market value of our interest rate swaps, which were not designated as hedges under SFAS #133, was recorded, net of applicable income taxes, as a cumulative effect of a change in accounting principle.

(3)	Beginning in fiscal 2002, pursuant to our adoption of Statement of Financial Accounting Standards No. 142, we no longer amortize goodwill, rather we test it for impairment annually. If we had not amortized goodwill in fiscal 1999, 2000 and 2001, reported net income and diluted net income per share (before cumulative effect of change in accounting principle in 2001 and adjusted for the three-for-two common stock split (effected as a 50% stock dividend) paid on January 12, 2004) would have been:

	Net Income			Diluted Net Income Per Share

			Before			Before
	Originally		Goodwill	Originally		Goodwill
	Reported	Increase	Amortization	Reported	Increase	Amortization

	(In Millions)
1999	$159.8	$5.8	$165.6	$0.92	$0.03	$0.95
2000	191.7	5.1	196.8	1.13	0.03	1.16
2001	254.9	6.0	260.9	1.47	0.04	1.51

(4)	Per share amounts have been adjusted to reflect the effects of the 9% and 11% stock dividends of September 2000 and March 2001 and the three-for-two stock splits as of April 2002 and January 2004.

(5)	Represents homes placed under contract during the period, net of cancellations.

(6)	Represents homes under contract but not yet closed at the end of the period, many of which are subject to contingencies, including mortgage loan approval. In the past, our backlog has been a reliable indicator of future closings, but we cannot assure you that homes subject to pending sales contracts will close.

(7)	Interest incurred consists of all interest costs, whether expensed or capitalized, including amortization of debt issuance costs, if applicable.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our ratio of earnings to fixed charges for the five years ended September 30, 2003 and the six months ended March 31, 2004:

	Year Ended September 30,					Six Months
						Ended
	1999	2000	2001	2002	2003	March 31, 2004

Ratio	4.10	3.52	3.69	3.81	4.95	5.87

      For purposes of computing the ratio of earnings to fixed charges, earnings consist of income, including distributions received from equity investments, before interest expensed, interest amortized to cost of sales and income attributable to minority interests. Fixed charges consist of interest incurred, whether expensed or capitalized, including amortization of debt issuance costs, if applicable, and the portion of rent expense deemed to represent interest.

DESCRIPTION OF DEBT SECURITIES

      We may issue debt securities under one or more indentures entered into or to be entered into between us, most of our subsidiaries if they guarantee the debt securities, and American Stock Transfer & Trust Company, New York, New York, as trustee, or another trustee chosen by us, qualified to act as such under the Trust Indenture Act and appointed in a supplemental indenture with respect to a particular series. The indentures are governed by the Trust Indenture Act.

      The following is a summary of the indentures. It does not restate the indentures entirely. We urge you to read the indentures. We have filed the indentures as exhibits to the registration statement of which this prospectus is a part, and you may inspect them at the office of the trustee, or as described under “Incorporation of Certain Documents By Reference.” References below to an “indenture” are references to the applicable indenture, as supplemented, under which a particular series of debt securities is issued.

Terms of the Debt Securities

      Our debt securities will be unsecured obligations of D.R. Horton, Inc. We may issue them in one or more series. Authorizing resolutions or a supplemental indenture will set forth the specific terms of each series of debt securities. We will provide a prospectus supplement for each series of debt securities that will describe:

•	the title of the debt securities and whether the debt securities are senior, senior subordinated, or subordinated debt securities;

•	the aggregate principal amount of the debt securities and any limit upon the aggregate principal amount of the series of debt securities;

•	the date or dates on which principal of the debt securities will be payable and the amount of principal which will be payable;

•	the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, as well as the dates from which interest will accrue, the dates on which interest will be payable and the record date for the interest payable on any payment date;

•	the currency or currencies in which principal, premium, if any, and interest, if any, will be payable;

•	the place or places where principal, premium, if any, and interest, if any, on the debt securities will be payable and where debt securities which are in registered form can be presented for registration of transfer or exchange; and the identification of any depositary or depositaries for any global debt securities;

•	any provisions regarding our right to redeem or purchase debt securities or the right of holders to require us to redeem or purchase debt securities;

•	the right, if any, of holders of the debt securities to convert them into our common stock or other securities, including any provisions intended to prevent dilution of the conversion rights;

•	any provisions requiring or permitting us to make payments to a sinking fund to be used to redeem debt securities or a purchase fund to be used to purchase debt securities;

•	the percentage of the principal amount at which debt securities will be issued and, if other than the full principal amount thereof, the percentage of the principal amount of the debt securities which is payable if maturity of the debt securities is accelerated because of a default;

•	the terms, if any, upon which debt securities may be subordinated to our other indebtedness;

•	any additions to, modifications of or deletions from the terms of the debt securities with respect to events of default or covenants or other provisions set forth in the indenture; and

•	any other material terms of the debt securities, which may be different than the terms set forth in this prospectus.

      Each prospectus supplement will describe, as to the debt securities to which it relates, any guarantees by our direct and indirect subsidiaries which may guarantee the debt securities, including the terms of subordination, if any, of any such guarantee.

      The applicable prospectus supplement will also describe any material covenants to which a series of debt securities will be subject.

Events of Default and Remedies

      Unless otherwise described in the prospectus supplement, an event of default with respect to any series of debt securities will be defined in the indenture or applicable supplemental indenture as being:

•	our default in payment of the principal of or premium, if any, on any of the debt securities of such series;

•	default for 30 days in payment of any installment of interest on any debt security of such series beyond any applicable grace period;

•	default by us or any guarantor subsidiary for 60 days after notice in the observance or performance of any other covenants in the indenture or applicable supplemental indenture relating to such series; and

•	bankruptcy, insolvency or reorganization of our company or our significant guarantor subsidiaries.

      The indenture will provide that the trustee may withhold notice to the holders of any series of debt securities of any default, except a default in payment of principal, premium, if any, or interest, if any, with respect to such series of debt securities, if the trustee considers it in the interest of the holders of such series of debt securities to do so.

      The indenture will provide that if any event of default has occurred and is continuing with respect to any series of debt securities, the trustee or the holders of not less than 25% in principal amount of such series of debt securities then outstanding may declare the principal of all the debt securities of such series to be due and payable immediately. However, the holders of a majority in principal amount of the debt securities of such series then outstanding by written notice to the trustee and to us may waive any event of default with respect to such series of debt securities, other than any event of default in payment of principal or interest. Holders of a majority in principal amount of the then outstanding debt securities of any series may rescind an acceleration with respect to such series and its consequences, except an acceleration due to nonpayment of principal or interest on such series, if the rescission would not conflict with any judgment or decree and if all existing events of default with respect to such series have been cured or waived.

      The holders of a majority of the outstanding principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to such series, subject to limitations specified in the indenture.

Defeasance

      The indenture will permit us and our guarantor subsidiaries to terminate all our respective obligations under the indenture as they relate to any particular series of debt securities, other than the obligation to pay interest, if any, on and the principal of the debt securities of such series and certain other obligations, at any time by:

•	depositing in trust with the trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest, if any, on the debt securities of such series to their maturity; and

•	complying with other conditions, including delivery to the trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

      In addition, the indenture will permit us and our guarantor subsidiaries to terminate all of our respective obligations under the indenture as they relate to any particular series of debt securities, including the obligations to pay interest, if any, on and the principal of the debt securities of such series and certain other obligations, at any time by:

•	depositing in trust with the trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest, if any, on the debt securities of such series to their maturity; and

•	complying with other conditions, including delivery to the trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise, which opinion of counsel is based upon a change in the applicable federal tax law since the date such series of debt securities are originally issued.

Transfer and Exchange

      A holder will be able to transfer or exchange debt securities only in accordance with the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture.

Amendment, Supplement and Waiver

      Without the consent of any holder, we and the trustee may amend or supplement the indenture, the debt securities or the guarantees of debt securities to:

•	cure any ambiguity, defect or inconsistency;

•	create a series and establish its terms;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	make any change that does not adversely affect the legal rights of any holder; or

•	delete a guarantor subsidiary which, in accordance with the terms of the indenture, ceases to be liable on its guarantee of debt securities.

      With the exceptions discussed below, we and the trustee may amend or supplement the indenture, the debt securities or the guarantees of a particular series with the consent of the holders of at least a majority in principal amount of the debt securities of such series then outstanding. In addition, the holders of a majority in principal amount of the debt securities of such series then outstanding may waive any existing default under, or compliance with, any provision of the indenture relating to a particular series of debt securities, other than any event of default in payment of interest or principal. These consents and waivers may be obtained in connection with a tender offer or exchange offer for debt securities.

      Without the consent of each holder affected, we and the trustee may not:

•	reduce the amount of debt securities of such series whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest;

•	reduce the principal of or change the fixed maturity of any debt security or alter the provisions with respect to redemptions or mandatory offers to repurchase debt securities;

•	make any debt security payable at a place or in money other than that stated in the debt security;

•	modify the ranking or priority of the debt securities or any guarantee;

•	release any guarantor from any of its obligations under its guarantee or the indenture except in accordance with the indenture; or

•	waive a continuing default in the payment of principal of or interest on the debt securities.

      The right of any holder to participate in any consent required or sought pursuant to any provision of the indenture, and our obligation to obtain any such consent otherwise required from such holder, may be subject to the requirement that such holder shall have been the holder of record of debt securities with respect to which such consent is required or sought as of a date identified by the trustee in a notice furnished to holders in accordance with the indenture.

Concerning the Trustee

      In the ordinary course of its business, American Stock Transfer and Trust Company, the trustee, provides, and may continue to provide, service to us as transfer agent for our common stock and trustee under indentures relating to our 10.5% senior notes due 2005, 7.5% senior notes due 2007, 8% senior notes due 2009, 5% senior notes due 2009, 9.75% senior subordinated notes due 2010, 7.875% senior notes due 2011, 9.375% senior subordinated notes due 2011, 8.5% senior notes due 2012, 6.875% senior notes due 2013, 5.875% senior notes due 2013 and 6.125% senior notes due 2014. The indenture contains, or will contain, limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in specified cases or to realize on property received in respect of any such claim as security or otherwise. The indenture permits, or will permit, the trustee to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict or resign.

      The indenture provides, or will provide, that in case an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of such person’s own affairs. The trustee may refuse to perform any duty or exercise any right or power under the indenture, unless it receives indemnity satisfactory to it against any loss, liability or expense.

Governing Law

      The laws of the State of New York govern, or will govern, the indenture, the debt securities and the guarantees of the debt securities.

DESCRIPTION OF COMMON STOCK, PREFERRED STOCK AND DEPOSITARY SHARES

      Our authorized capital stock is 400,000,000 shares of common stock, $.01 par value, and 30,000,000 shares of preferred stock, $.10 par value. At August 6, 2004, 233,211,804 shares of common stock and no shares of preferred stock were outstanding.

Common Stock

      Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take stockholder action, unless a greater vote is required by law. The holders are not entitled to cumulative voting in the election of directors. Accordingly, the holder or holders of a majority of the outstanding shares of common stock will be able to elect our entire board of directors.

      Holders of common stock have no preemptive rights. They are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose. The common stock is not entitled to any sinking fund, redemption or conversion provisions. On our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in our net assets remaining after the payment of all creditors and liquidation preferences of preferred stock, if any. The outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable. There will be a prospectus supplement relating to any offering of common stock offered by this prospectus.

      The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, New York, New York, which currently serves as trustee for our series of senior notes and senior subordinated notes described in “Description of Debt Securities — Concerning the Trustee” and may also serve as trustee under other indentures for debt securities offered by this prospectus.

      The following provisions in our charter or bylaws may make a takeover of our company more difficult:

•	an article in our charter prohibiting stockholder action by written consent;

•	an article in our charter requiring the affirmative vote of the holders of two-thirds of the outstanding shares of common stock to remove a director;

•	a bylaw limiting the persons who may call special meetings of stockholders to our board of directors or a committee authorized to call a meeting by the board or the bylaws; and

•	bylaws providing time limitations for nominations for election to the board of directors or for proposing matters which can be acted upon at stockholders’ meetings.

      These provisions may delay stockholder actions with respect to business combinations and the election of new members to our board of directors. As such, the provisions could discourage open market purchases of our common stock because a stockholder who desires to participate in a business combination or elect a new director may consider them disadvantageous. Additionally, the issuance of preferred stock could delay or prevent a change of control or other corporate action.

      As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an “interested stockholder” from engaging in a “business combination” with us for three years following the date that person became an interested stockholder, unless:

•	before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•	upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding stock held by persons who are both directors and officers of our corporation or by certain employee stock plans; or

•	on or following the date on which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock excluding shares held by the interested stockholder.

      A “interested stockholder” is generally a person owning 15% or more of our outstanding voting stock. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

Preferred Stock

      We may issue preferred stock in series with any rights and preferences which may be authorized by our board of directors. We will distribute a prospectus supplement with regard to each particular series of preferred stock. Each prospectus supplement will describe, as to the series of preferred stock to which it relates:

•	the title of the series of preferred stock;

•	any limit upon the number of shares of the series of preferred stock which may be issued;

•	the preference, if any, to which holders of the series of preferred stock will be entitled upon our liquidation;

•	the date or dates on which we will be required or permitted to redeem the preferred stock;

•	the terms, if any, on which we or holders of the preferred stock will have the option to cause the preferred stock to be redeemed or purchased;

•	the voting rights, if any, of the holders of the preferred stock;

•	the dividends, if any, which will be payable with regard to the series of preferred stock, which may be fixed dividends or participating dividends and may be cumulative or non-cumulative;

•	the right, if any, of holders of the preferred stock to convert it into another class of our stock or securities, including provisions intended to prevent dilution of those conversion rights;

•	any provisions by which we will be required or permitted to make payments to a sinking fund to be used to redeem preferred stock or a purchase fund to be used to purchase preferred stock; and

•	any other material terms of the preferred stock.

      Holders of shares of preferred stock will not have preemptive rights.

Depositary Shares

      General. We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we exercise this option, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of a share of a particular series of preferred stock.

      The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion, to the applicable fraction of a share of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption and liquidation rights.

      The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering. Copies of the forms of deposit agreement and depositary receipt will be filed as exhibits to the registration statement. The following summary of the deposit agreement, the depositary shares and the depositary receipts is not complete. You should refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares.

      Pending the preparation of definitive engraved depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all the rights of definitive depositary receipts which are to be prepared without unreasonable delay. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

      Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions received with respect to the preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the number of depositary shares owned by those holders.

      If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

      Redemption of Depositary Shares. If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable redemption fraction of the redemption price per share payable with respect to that series of the preferred stock. Whenever we redeem shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

      Voting the Preferred Stock. Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in such notice to the record holders of the depositary shares underlying the preferred stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock represented by the holder’s depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with such instructions. We will agree to take all actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock.

      Amendment and Termination of the Depositary Agreement. The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if (a) all outstanding depositary shares have been redeemed or (b) there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to the holders of depositary receipts.

      Charges of Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and those other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

      Miscellaneous. The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

      Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

      Resignation and Removal of Depositary. The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF WARRANTS

      We may issue warrants for the purchase of debt securities, preferred stock, common stock, or units of two or more of these types of securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants.

      We will distribute a prospectus supplement with regard to each issue of warrants. Each prospectus supplement will describe:

•	in the case of warrants to purchase debt securities, the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of the warrants and the price at which you may purchase the debt securities upon exercise;

•	in the case of warrants to purchase preferred stock, the designation, number of shares, stated value and terms, such as liquidation, dividend, conversion and voting rights, of the series of preferred stock purchasable upon exercise of the warrants and the price at which you may purchase such number of shares of preferred stock of such series upon such exercise;

•	in the case of warrants to purchase common stock, the number of shares of common stock purchasable upon the exercise of the warrants and the price at which you may purchase such number of shares of common stock upon such exercise;

•	the period during which you may exercise the warrants;

•	any provision adjusting the securities that may be purchased on exercise of the warrants, and the exercise price of the warrants, to prevent dilution or otherwise;

•	the place or places where warrants can be presented for exercise or for registration of transfer or exchange; and

•	any other material terms of the warrants.

      Warrants for the purchase of preferred stock and common stock will be offered and exercisable for U.S. dollars only. Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment as described in the applicable prospectus supplement.

      Prior to the exercise of any warrants to purchase debt securities, preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock purchasable upon exercise, including:

•	in the case of warrants for the purchase of debt securities, the right to receive payments of principal of, any premium or interest on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants for the purchase of preferred stock or common stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

      We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock at a future date or dates. The consideration per share of common stock may be fixed at the time stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately, or as part of stock purchase units consisting of a stock purchase contract and debt securities, trust preferred securities or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner.

      The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contract, and, if applicable, collateral or depositary arrangements, relating to such stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will be discussed in the related prospectus supplement.

DESCRIPTION OF UNITS

      As specified in the applicable prospectus supplement, units will consist of one or more stock purchase contracts, warrants, debt securities, debt securities guarantees, trust preferred securities, guarantees of trust preferred securities, preferred stock, common stock, or any combination thereof. You should refer to the applicable prospectus supplement for:

•	all terms of the units and of the stock purchase contracts, warrants, debt securities, debt securities guarantees, trust preferred securities, guarantees of trust preferred securities, shares of preferred stock or shares of common stock or any combination thereof comprising the units, including whether and under what circumstances the securities comprising the units may or may not be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

DESCRIPTION OF TRUST PREFERRED SECURITIES

Description of Trust Securities

      Each trust may issue only one series of trust preferred securities having terms described in its related prospectus supplement. Each trust agreement will be qualified as an indenture under the Trust Indenture Act and will contain the terms of the trust preferred securities. The property trustee will act as indenture trustee for purposes of the Trust Indenture Act.

      We will set forth the terms of the trust preferred securities, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or restrictions, in the trust agreement. In addition, the Trust Indenture Act automatically makes some terms a part of the trust agreement. The terms of the trust preferred securities will correspond to the terms of the subordinated trust debt securities held by the trust and described in the related prospectus supplement.

      The prospectus supplement relating to the trust preferred securities of a trust will include the specific terms of the series of trust preferred securities being issued, including:

•	the distinctive designation of the trust preferred securities;

•	the number of trust preferred securities issuable by the trust;

•	the annual distribution rate, or method of determining such rate, for trust preferred securities and the date or dates upon which such distributions will be payable and the record date or dates for the payment of such distributions;

•	whether distributions on trust preferred securities will be cumulative, and, in the case of trust preferred securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on trust preferred securities will be cumulative;

•	the amount or amounts which will be paid out of the assets of the trust to the holders of trust preferred securities upon voluntary or involuntary dissolution, winding-up or termination of the trust;

•	the obligation or right, if any, of the trust to purchase or redeem trust preferred securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which trust preferred securities will be purchased or redeemed, in whole or in part, pursuant to such obligation or right;

•	the voting rights, if any, of holders of trust preferred securities in addition to those required by law, including the number of votes per trust preferred security and any requirement for approval by the holders of such trust preferred securities, or of trust preferred securities issued by other trusts, or both, as a condition to specified action or amendments to the trust agreement;

•	the terms for any conversion or exchange into other securities;

•	the terms and conditions, if any, upon which the subordinated trust debt securities owned by the trust may be distributed to holders of trust preferred securities;

•	if applicable, any securities exchange upon which the trust preferred securities will be listed; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities not inconsistent with the trust agreement or with applicable law.

      We will guarantee distributions on trust preferred securities to the extent set forth below under “Description of the Trust Guarantee.” We will describe material United States federal income tax considerations applicable to trust preferred securities in a prospectus supplement relating to the trust preferred securities.

      Each trust will issue a series of trust common securities in connection with the issuance of trust preferred securities. Except for voting rights, the terms of trust common securities will be substantially identical to the terms of trust preferred securities. Trust common securities will rank equally with trust preferred securities except that, upon an event of default under the trust agreement, the rights of holders of trust common securities to payments will be subordinated to the rights of holders of trust preferred securities. The trust common securities will also carry the right to vote to appoint, remove or replace any trustee of the trust. We will own all of the trust common securities.

Enforcement of Certain Rights by Holders of Trust Preferred Securities

      If an event of default as defined in the applicable trust agreement occurs and is continuing, then the holders of trust preferred securities of such trust would rely on the enforcement by the property trustee of its rights as a holder of the applicable series of subordinated trust debt securities against us. In addition, so long as their directions do not conflict with any rule of law or with such trust agreement, and could not involve such property trustee in personal liability in circumstances where reasonable indemnity would not be adequate, the holders of a majority in aggregate liquidation amount of trust preferred securities of such trust may direct the property trustee as to:

•	the time, method and place of conducting any proceeding for any remedy available to such property trustee;

•	the exercise of any trust or power conferred upon such property trustee under such trust agreement; and

•	the exercise of the remedies available to the property trustee as a holder of subordinated trust debt securities.

      If such property trustee fails to enforce its rights under the subordinated trust debt securities held by such trust, a holder of trust preferred securities of such trust may, to the extent permitted by law, institute a legal proceeding directly against us to enforce such property trustee’s rights under such trust agreement. In such case, the holder would not be required to institute a legal proceeding against the property trustee, the trust or any other person. In no event will such holder be permitted or authorized to affect, disturb or prejudice the rights of any other holder or to obtain or to seek to obtain priority or preference over any other holder or to enforce any right under such trust agreement, except in the manner described in the trust agreement and for the equal and ratable benefit of all such holders. Notwithstanding the foregoing, a holder of trust preferred securities of such trust may institute a proceeding directly against us for enforcement of payment to such holder of the principal of or interest on the subordinated trust debt securities held by such trust having a principal amount equal to the aggregate stated liquidation amount of such trust preferred securities held by such holder, on or after the due dates specified or provided for in such subordinated trust debt securities. In such case, the holder would not be required to institute a legal proceeding against the property trustee, the trust or any other person. In connection with such proceeding, we will be subrogated to the rights of such holder under the trust agreement to the extent of any payment made by us to such holder.

Description of Trust Guarantees

      The following is a summary of information concerning the guarantees of the trust preferred securities of each trust, which we refer to as the trust guarantees. We will execute each trust guarantee for the benefit of holders of trust preferred securities. We will qualify each trust guarantee as an indenture under the Trust Indenture Act. We will identify the trust guarantee trustee for purposes of the Trust Indenture Act in a prospectus supplement with respect to the trust preferred securities.

      The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of trust guarantee, which will be filed as an exhibit to the registration statement of which this prospectus forms a part. The trust guarantee will be held by the trust guarantee trustee for the benefit of holders of trust preferred securities.

General

      To the extent set forth in the trust guarantee, we will agree to pay in full the guarantee payments, described below, without duplication of amounts theretofore paid by or on behalf of the trust, as and when due regardless of any defense, right of set off or counter-claim which we may have. With respect to trust preferred securities issued by a trust, we will pay in full the following payments or distributions as guarantee payments to the extent the trust fails to pay or make such guarantee payments:

•	any accrued and unpaid distributions on trust preferred securities, to the extent such trust has funds legally and immediately available therefor;

•	the redemption price, to the extent such trust has funds legally and immediately available therefor with respect to trust preferred securities called for redemption; and

•	upon voluntary or involuntary dissolution, winding up or termination of such trust, other than in connection with the distribution of subordinated trust debt securities to holders of trust preferred securities or the redemption of all trust preferred securities, the lesser of:

•	the aggregate of the liquidation amount and all accrued and unpaid distributions on such trust preferred securities to the date of payment, to the extent such trust has funds legally and immediately available therefor, and

•	the amount of assets of the trust remaining available for distribution to holders of trust preferred securities in liquidation of the trust.

      We will determine the redemption price and liquidation amount at the time the trust preferred securities are issued. We may satisfy our obligation to make a guarantee payment by direct payment of the required amounts to the holders of such trust preferred securities or by causing the trust to pay such amounts to such holders.

      Each trust guarantee will not apply to any payment or distribution except to the extent the applicable trust has funds legally available for such payment or distribution. If we do not make interest payments on the subordinated trust debt securities purchased by a trust, such trust will not pay distributions on such trust preferred securities issued by such trust and will not have funds legally available. The trust guarantee, when taken together with our obligations under the subordinated trust debt securities, the applicable indenture and the trust agreement, including our obligation to pay costs, expenses, debt, and liabilities of such trust, other than with respect to the trust securities, will be a full and unconditional guarantee, on a subordinated basis, by us of payments due on the trust preferred securities from the time of issuance.

Amendment of Trust Guarantee; Assignment

      Except for changes which do not materially adversely affect the rights of holders of trust preferred securities, each trust guarantee may be amended only with the approval of a majority in liquidation amount of trust preferred securities issued by the applicable trust. The manner of obtaining any such approval will be as set forth in the applicable trust agreement. The trust guarantee will bind the successors, assigns, receivers, trustees and representatives of us and continue to benefit the trust guarantee trustee and holders of trust preferred securities. Except in connection with a consolidation, merger, conveyance, transfer or lease involving us, permitted under the applicable indenture, we may not assign our rights or delegate our obligations under the trust guarantee.

Termination of the Trust Guarantee

      Each trust guarantee will terminate as to the trust preferred securities issued by the applicable trust:

•	upon full payment of the redemption price of all trust preferred securities of such trust;

•	upon distribution of subordinated trust debt securities held by such trust to the holders of and in exchange for trust preferred securities; or

•	upon full payment of amounts payable in accordance with the trust agreement upon liquidation of such trust.

      The trust guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities must repay any sums paid to them under the trust preferred securities or trust guarantee.

Events of Default

      An event of default under a trust guarantee will occur if we fail to make the payments required by the trust guarantee.

      The holders of a majority in liquidation amount of trust preferred securities relating to such trust guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to such trust guarantee trustee or to direct the exercise of any trust or power conferred upon such trust guarantee trustee under the trust guarantee. If the trust guarantee trustee fails to enforce such trust guarantee, any holder of record of trust preferred securities relating to such trust preferred guarantee may institute a legal proceeding directly against us to enforce the trust guarantee trustee’s rights, without first instituting any other legal proceeding.

Status of Trust Guarantee

      The trust guarantee will constitute our unsecured obligation and will rank:

•	subordinate and junior in right of payment to all of our other liabilities, including the subordinated trust debt securities, except those made equal or subordinate by their terms;

•	equal with the most senior preferred stock which may now or hereafter be issued or guaranteed by us; and

•	senior to our common stock.

      The terms of the trust preferred securities will provide that each holder of trust preferred securities issued by such trust, by acceptance thereof, agrees to the subordination provisions and other terms of the related trust guarantee. Each trust guarantee will constitute a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under such trust guarantee without instituting a legal proceeding against any other person or entity. Each trust guarantee will be deposited with the applicable trust guarantee trustee to be held for the benefit of the holders of such trust preferred securities. Except as otherwise noted herein, the trust guarantee trustee has the right to enforce the trust guarantee on behalf of the holders of the related trust preferred securities. Except as described under “Termination of the Trust Guarantee” above, the trust guarantee will not be discharged except by payment of the guarantee payments in full without duplication of amounts theretofore paid by the trust.

Information Concerning Trust Guarantee Trustee

      The trust guarantee trustee, prior to the occurrence of a default with respect to the trust guarantee and after the curing of all such defaults that may have occurred, will undertake to perform only such duties as are specifically set forth in the trust guarantee and, during the continuance of any default, will exercise the same degree of care as a prudent individual would exercise in the conduct of such individual’s own affairs. Subject to such provisions, the trust guarantee trustee will be under no obligation to exercise any of the powers vested in it by the trust guarantee at the request of any holder of trust preferred securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby. However, in any event, the trust guarantee trustee must exercise the rights and powers vested in it by such trust guarantee upon the occurrence of an event of default under such trust guarantee. The trust guarantee trustee also serves as property trustee.

Governing Law

      The trust guarantee will be governed by the laws of the State of New York.

Agreement as to Expenses and Liabilities

      As will be required by the trust agreement, we will enter into an agreement in which we irrevocably and unconditionally guarantee to each person or entity to whom the trust becomes indebted or liable the full payment of any indebtedness, expenses or liabilities of the trust. This separate agreement as to expenses and liabilities does not include obligations of the trust to pay to the holders of the related trust securities or other similar interests in the trust the amounts due such holders pursuant to the terms of such trust securities or such other similar interests, as the case may be.

Additional Description of Subordinated Trust Debt Securities Issued to the Trusts

      Set forth below is a description of the terms of the subordinated trust debt securities which each trust will hold as trust assets. The subordinated trust debt securities may be issued from time to time in one or more series under an indenture between us and an indenture trustee, qualified to act as such under the Trust Indenture Act and appointed in a supplemental indenture with respect to a particular series. We will identify the indenture trustee for purposes of the Trust Indenture Act in a prospectus supplement with respect to the trust preferred securities. We will qualify each subordinated trust debt securities indenture as an indenture under the Trust Indenture Act. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable indenture and supplements creating and governing the subordinated trust debt securities, which will be filed as exhibits to the registration statement of which this prospectus forms a part. The terms of the subordinated trust debt securities will include those stated in the indenture and the related supplemental indenture and those made a part of the indenture by reference to the Trust Indenture Act.

      Upon a dissolution of a trust, the property trustee, following satisfaction of liabilities to creditors of the trust in accordance with the provisions of applicable law, may distribute the subordinated trust debt securities held by such trust to the holders of trust securities in liquidation of such trust.

      If the property trustee distributes any subordinated trust debt securities to holders of trust preferred securities, we will use our best efforts to have such subordinated trust debt securities traded on the same stock exchange, if any, as the related trust preferred securities are traded.

General

      Subordinated trust debt securities will be issued in a principal amount equal to the aggregate stated liquidation amount of trust preferred securities, plus our investment in trust common securities.

      The entire principal amount of the subordinated trust debt securities held by each trust will mature and become due and payable, together with any accrued and unpaid interest thereon, including additional interest, if any, on the date set forth in the applicable prospectus supplement.

      If subordinated trust debt securities held by a trust are distributed to holders of trust preferred securities of such trust in liquidation of such holders’ interests in such trust, such subordinated trust debt securities will initially be issued as a global security. Under certain limited circumstances, subordinated trust debt securities may be issued in certificated form in exchange for a global security. In the event subordinated trust debt securities are issued in certificated form, such subordinated trust debt securities will be in denominations as specified in the applicable prospectus supplement and integral multiples thereof and may be transferred or exchanged at the offices described therein. We will make payments on subordinated trust debt securities issued as a global security to the depositary for the subordinated trust debt securities. In the event subordinated trust debt securities are issued in certificated form, principal and interest will be payable, the transfer of the subordinated trust debt securities will be registrable and subordinated trust debt securities will be exchangeable for subordinated trust debt securities of other denominations of a like aggregate principal amount at the corporate trust office of the indenture trustee in New York, New York. In such an event, however, at our option, we may pay interest by check mailed to the address of the persons entitled thereto.

Certain Covenants

      We will covenant, as long as trust preferred securities of a trust remain outstanding:

•	to maintain 100% ownership of trust common securities of such trust;

•	not to cause such trust to terminate, except in connection with a distribution of subordinated trust debt securities; and

•	to use our reasonable efforts to cause such trust:

•	to remain a statutory business trust, except in connection with the distribution of subordinated trust debt securities held by such trust to the holders of trust securities in liquidation of such trust, the redemption of all trust securities, or certain mergers, consolidations or amalgamations, each as permitted by the trust agreement, and

•	to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

Optional Redemption

      We will have the right to redeem the subordinated trust debt securities, in whole or in part, from time to time, without premium or penalty, on or after the date set forth in the applicable prospectus supplement, upon not less than 30 or more than 60 days’ notice, at a redemption price equal to a premium on the principal amount to be redeemed plus any accrued and unpaid interest, including additional interest, if any, to the redemption date, as specified in the applicable prospectus supplement. If a partial redemption of the trust preferred securities resulting from a partial redemption of the subordinated trust debt securities held by a trust would result in the delisting of the trust preferred securities of such trust, we may only redeem such subordinated trust debt securities held by such trust in whole. In addition, if a change in tax or securities laws occurs that adversely affects specified tax or securities characteristics of the trust, upon not less than 30 or more than 60 days notice, within 90 days after the occurrence of such event and subject to the terms and conditions of the subordinated indenture, we may redeem such subordinated trust debt securities, in whole, at a price equal to 100% of the principal amount to be redeemed plus any accrued but unpaid interest, including additional interest, if any, to the redemption date. In the event of redemption of such subordinated trust debt securities in part only, we will issue new subordinated trust debt securities for the unredeemed portion in the name or names of the holders who surrender their unredeemed subordinated trust debt securities.

Interest

      Each subordinated trust debt security will bear interest at the rate set forth in the applicable prospectus supplement from the original date of issuance, payable quarterly in arrears on the interest payment dates which will be specified in the prospectus supplement, to the person in whose name such subordinated trust debt security is registered, subject to specified exceptions, on the record date specified in the applicable prospectus supplement.

      The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the subordinated debt securities is not a business day, then we will pay the interest payable on such date on the next succeeding day which is a business day, and without any interest or other payment in respect of any such delay, except that, if such business day is in the next succeeding calendar year, such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date.

Option to Extend Interest Payment Period

      Except to the extent set forth in the applicable prospectus supplement, we will have the right at any time to defer payments of interest on subordinated trust debt securities by extending the interest payment period for up to 20 consecutive quarters. At the end of such an extension period, we will pay all interest then accrued and unpaid, including any additional interest, together with interest thereon at the rate specified and to the extent permitted by applicable law. We will covenant in the applicable indenture for the benefit of the holders of a series of subordinated trust debt securities, that, subject to the next succeeding sentence:

•	we will not declare or pay any dividend on, or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock; and

•	we will not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees other than the trust guarantee) issued by us which rank junior to the applicable series of subordinated trust debt securities:

•	if at such time we will have given notice of our election to extend an interest payment period for a series of subordinated trust debt securities and such extension shall be continuing, or

•	if at such time an event of default with respect to a series of subordinated trust debt securities will have occurred and be continuing.

      The preceding sentence, however, shall not restrict:

•	any of the actions described in the preceding sentence resulting from any reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock;

•	repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers or directors or a stock purchase and dividend reinvestment plan;

•	dividends or distributions in our capital stock; or

•	the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged.

      Prior to the termination of any such extension period for a series of subordinated trust debt securities, we may further defer payments of interest on such subordinated trust debt securities, by extending the interest payment period, provided that such extension period together with all such previous and further extensions thereof for such series of subordinated trust debt securities may not exceed 20 consecutive quarters or extend beyond the maturity of such series of subordinated trust debt securities.

      Upon the termination of any extension period for a series of subordinated trust debt securities, and the payment of all accrued and unpaid interest on the subordinated trust debt securities then due, we may select a new extension period for such series of subordinated trust debt securities, as if no extension period had previously been declared, subject to the above requirements. We will not be required to pay interest on a series of subordinated trust debt securities during an extension period until the end thereof.

      If the property trustee is the sole holder of the subordinated trust debt securities, we will give the administrative trustees and the property trustee notice of our selection of such extension period for such series of subordinated trust debt securities one business day prior to the earlier of (1) the next succeeding date on which distributions on the related trust preferred securities are payable or (2) the date a trust is required to give notice to the New York Stock Exchange or other applicable self-regulatory organization or to holders of such trust preferred securities on the record date or the date such distribution is payable, but in any event not less than one business day prior to such record date. The administrative trustees shall give notice of our selection of such extension period to the holders of such trust preferred securities. If the property trustee is not the sole holder of a series of subordinated trust debt securities, we will give the holders of such subordinated trust debt securities notice of our selection of such extension period ten business days prior to the earlier of (1) the interest payment date or (2) the date we are required to give notice to the New York Stock Exchange or other applicable self-regulatory organization or to holders of such subordinated trust debt securities, but in any event at least two business days before such record date.

      We have no present intention to defer interest payments.

Additional Interest

      If a trust is required to pay any taxes, duties, assessments or other governmental charges, other than withholding taxes, imposed by the United States, or any other taxing authority, we will pay as additional interest such additional amounts as shall be required so that the net amounts received and retained by a trust after paying any such charges will be equal to the amount such trust would have received had no such charge been imposed.

Events of Default Under Applicable Indenture

      We will define an event of default with respect to any series of subordinated trust debt securities in the indenture or applicable supplemental indenture. An event of default may include:

•	our default in payment of the principal of or premium, if any, on any of the subordinated trust debt securities of such series;

•	default for 30 days in payment of any installment of interest, including additional interest, on any subordinated trust debt security of such series beyond a valid extension;

•	default by us for 60 days after notice in the observance or performance of any other covenants in the indenture or applicable supplemental indenture relating to such series; and

•	voluntary or involuntary dissolution, winding up, termination, bankruptcy, insolvency or reorganization of a trust, except in connection with:

•	the distribution of subordinated trust debt securities to holders of trust securities in liquidation of a trust,

•	the redemption of all outstanding trust securities of such trust, or

•	mergers or consolidations permitted by the trust agreement.

      The holders of not less than a majority in aggregate principal amount of subordinated trust debt securities may waive any past default, except (1) a default in payment of principal, premium, interest or additional interest, unless such default has been cured and a sum sufficient to pay all installments due otherwise than by acceleration has been deposited with the subordinated debt security trustee, or (2) a default in a covenant or provision which under the applicable indenture may not be modified or amended without the consent of each holder of a subordinated trust debt security. The holders of trust preferred securities in certain circumstances have the right to direct the property trustee to exercise its rights as holder of subordinated debt securities.

Payment and Paying Agents

      Payment of principal and premium, if any, on subordinated trust debt securities will be made only if the holder of subordinated trust debt securities surrenders them to the paying agent of the subordinated trust debt securities.

      Principal of and any premium and interest, if any, on subordinated trust debt securities will be payable, subject to any applicable laws and regulations, at the office of such paying agent or paying agents as we may designate from time to time pursuant to the subordinated trust debt security indenture. Payment of interest on the subordinated trust debt securities on any interest payment date will be made to the person in whose name the subordinated trust debt security is registered at the close of business on the regular record date for such interest payment.

      The indenture trustee will act as paying agent with respect to the subordinated trust debt securities. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent at the place of payment.

Consolidation, Merger and Sale

      The applicable indenture will provide that we will be permitted to consolidate with, or sell or convey all or substantially all of our assets to, or merge with or into, any other entity provided that:

•	either we shall be the continuing entity, or the successor entity formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume our obligations under the trust guarantee and the payment of the principal of, and premium, if any, and interest on all of the subordinated trust debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the applicable indenture;

•	immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of ours or any subsidiary as a result thereof as having been incurred by us or such subsidiary at the time of such transaction, no event of default under the applicable indenture or the trust guarantee, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and

•	an officer’s certificate and legal opinion covering such conditions shall be delivered to the indenture trustee.

      The indenture will not otherwise contain any covenant which restricts our ability to merge or consolidate with or into any other person, sell or convey all or substantially all of our assets to any person or otherwise engage in restructuring transactions.

Information Concerning Indenture Trustee for the Subordinated Trust Debt Securities

      The indenture trustee for the subordinated trust debt securities, prior to default and after the curing of all defaults, if any, will undertake to perform only such duties as will be specifically set forth in the applicable indenture and, after a default that has not been cured or waived, will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the indenture trustee will be under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of subordinated trust debt securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. However, the foregoing will not relieve the indenture trustee, upon the occurrence of an indenture event of default, from exercising the rights and powers vested in it by the indenture. The indenture trustee will not be required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

Miscellaneous

      We will have the right at all times to assign any of our rights or obligations under the indenture to a direct or indirect wholly-owned subsidiary of ours. However, in the event of any such assignment, we will remain liable for all of such obligations under the indenture. Subject to the foregoing, the indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The indenture will provide that it may not otherwise be assigned by the parties thereto.

Effect of Obligations Under Subordinated Trust Debt Securities and Trust Guarantee

      As long as payments are made when due on subordinated trust debt securities, the trust will have sufficient funds to be able to make all appropriate payments on trust securities. This is primarily because:

•	the aggregate principal amount of the subordinated debt securities will be equal to the sum of the aggregate stated liquidation amount of such trust securities;

•	the interest rate and interest and other payment dates on the subordinated trust debt securities will match the distribution rate and distribution and other payment dates for the trust securities;

•	we will pay for all costs and expenses of each trust; and

•	the trust agreement will provide that the trustees may not cause or permit the trust to, among other things, engage in any activity that is not consistent with the purposes of the trust.

      We will guarantee payments of distributions and other payments due on the trust preferred securities, to the extent funds are available therefor and to the extent set forth under “Description of the Trust Guarantees.” If we do not make interest payments on subordinated trust debt securities, it is expected that the trust will not have sufficient funds to pay distributions on its trust preferred securities. The trust guarantee is a full and unconditional guarantee, but does not apply to any payment unless the trust has sufficient funds for such payment.

      If we fail to make payments on subordinated trust debt securities when due, taking into account any extension period, the trust agreement will provide a mechanism whereby holders of trust preferred securities may direct the property trustee to enforce its rights, including proceeding directly against us. If the property trustee fails to enforce its rights, a holder of trust preferred securities may sue us directly to enforce those rights, without first instituting legal proceedings against the trust, the property trustee or any other person or entity.

      If we fail to make payments under the trust guarantee, the trust guarantee provides a mechanism whereby the holders of trust preferred securities may direct the trust guarantee trustee to enforce its rights. If the trust guarantee trustee fails to enforce its rights, any holder of trust preferred securities may institute a legal proceeding against us directly to enforce those rights without first instituting legal proceedings against the trust, the trust guarantee trustee or any other person or entity.

      Pursuant to an agreement as to expenses and liabilities to be entered into by us under the trust agreement, we will irrevocably and unconditionally guarantee to each person or entity to whom the trust becomes indebted or liable the full payment of any indebtedness, expenses or liabilities of the trust other than obligations of the trust to pay to the holders of the related trust securities or other similar interests in the trust the amounts due such holders pursuant to the terms of such trust securities or such other similar interests, as the case may be.

      The above mechanisms and obligations, taken together, are equivalent to a full and unconditional guarantee by us of payments due on trust preferred securities to the extent of funds available to the trust.

PLAN OF DISTRIBUTION

      Any of the securities being offered by this prospectus may be sold:

•	through agents,

•	to or through underwriters,

•	through dealers,

•	directly by us to purchasers; or

•	through a combination of any such methods of sale.

      The securities may be sold at a fixed price or prices which may be changed at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The distribution of securities may be effected from time to time in one or more transactions by means of one or more of the following transactions, which may include cross or block trades:

•	exchange offers or other transactions on the New York Stock Exchange or any other organized market where the securities may be traded;

•	in the over-the-counter market;

•	in negotiated transactions;

•	through put or call option transactions relating to the securities;

•	under delayed delivery contracts or other contractual commitments; or

•	a combination of such methods of sale.

      Agents designated by us from time to time may solicit offers to purchase the securities. We will name any such agent involved in the offer or sale of the securities and set forth any commissions payable by us to such agent in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

      If underwriters are used in the sale of securities, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, we will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached. We will set forth in the prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. Such compensation may be in the form of discounts, concessions or commissions. Underwriters and others participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities. We will describe any such activities in the prospectus supplement. We may elect to list any class or series of securities on any exchange, but we are not currently obligated to do so. It is possible that one or more underwriters, if any, may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities we may offer.

      If a dealer is used in the sale of the securities, we or an underwriter will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. The prospectus supplement will set forth the name of the dealer and the terms of the transactions.

      We may directly solicit offers to purchase the securities, and we may sell directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities

Act with respect to any resale of the securities. The prospectus supplement will describe the terms of any such sales, including the terms of any bidding, auction or other process, if utilized.

      Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. The prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of ours, or engage in transactions with or perform services for us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

      Gibson, Dunn & Crutcher LLP, Dallas, Texas, has rendered an opinion with respect to the validity of the securities being offered by this prospectus, other than with respect to trust preferred securities. We have filed the opinion as an exhibit to the registration statement of which this prospectus is a part. Morris, Nichols, Arsht & Tunnell, Wilmington, Delaware, has rendered an opinion with respect to the validity of the trust preferred securities being offered by this prospectus. We have filed the opinion as an exhibit to the registration statement of which this prospectus is a part. If counsel for any underwriters passes on legal matters in connection with an offering made by this prospectus, we will name that counsel in the prospectus supplement relating to that offering.

EXPERTS

      The consolidated financial statements of D.R. Horton, Inc. appearing in its Annual Report on Form 10-K for the year ended September 30, 2003 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      D.R. Horton, Inc. files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

      The SEC also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is www.sec.gov.

      You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

      We, the trusts, and our guarantor subsidiaries have filed jointly with the SEC a registration statement on Form S-3 that registers the securities we are offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us, the trusts, our guarantor subsidiaries and the securities offered. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this or another document.

      This prospectus includes by reference the documents listed below that we have previously filed with the SEC and that are not included in or delivered with this document. They contain important information about our business, prospects and financial condition.

Filing	Period or Date

Annual Report on Form 10-K	Year ended September 30, 2003
Quarterly Reports on Form 10-Q	Quarter ended December 31, 2003
Quarter ended March 31, 2004
Current Reports on Form 8-K	January 12, 2004
February 13, 2004
March 30, 2004
June 18, 2004
July 9, 2004

     Pages 3 through 9 under the caption “Election of Directors,” pages 12 and 13 under the caption “Beneficial Ownership of Common Stock,” pages 14 through 17 under the caption “Executive Compensation,” through the caption “— Compensation Committee Interlocks and Insider Participation,” pages 24 and 25 under the caption “Independent Public Auditors — Audit Fees and All Other Fees,” and page 25 under the caption “Section 16(a) Beneficial Ownership Reporting Compliance,” contained in our Proxy Statement relating to our January 29, 2004 annual meeting of stockholders and incorporated into our Annual Report on Form 10-K.

     We also incorporate by reference any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus and the date of the closing of each offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than information furnished under Item 9 or 12, which is deemed not to be incorporated by reference in this prospectus), as well as proxy statements (other than information identified therein as not incorporated by reference). You should review these filings as they may disclose changes in our business, prospects, financial condition or other affairs after the date of this prospectus. The information that we file later with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the closing of each offering will automatically update and supersede previous information included or incorporated by reference in this prospectus.

      You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

Investor Relations

D.R. Horton, Inc.
1901 Ascension Boulevard, Suite 100
Arlington, Texas 76006
(817) 856-8200, ext. 1562

      We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

$50,000,000

D.R. Horton, Inc.

4.875% Senior Notes due 2010

PROSPECTUS SUPPLEMENT
October 8, 2004

Citigroup